                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission only (as permitted by
    Rule 14a-6(e)(2)

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                                  AMETEK, Inc.

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                 Notice of 2001
                                 Annual Meeting

                                 Proxy Statement

                           Annual Financial Statements
                            and Review of Operations

                                 [AMETEK LOGO]

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Notice of Annual Meeting
Proxy Statement.........................................................................................      1

     Solicitation of Proxies............................................................................      1

     Voting Rights......................................................................................      1

     Proposals to be Voted Upon.........................................................................      2

     Election of Directors..............................................................................      3

     Board Committees...................................................................................      4

     Audit Committee Report.............................................................................      5

     Compensation of Directors..........................................................................      6

     Stock Ownership....................................................................................      7

     Other Beneficial Ownership.........................................................................      9

     Executive Officers.................................................................................     10

     Executive Compensation.............................................................................     11

     Compensation Committee Report on Executive Compensation............................................     12

     Stock Options and Stock Appreciation Rights........................................................     16

     Defined Benefit and Actuarial Plans................................................................     17

     Stock Performance Graph............................................................................     19

     Compensation Committee Interlocks and Insider Participation........................................     20

     Compliance with Section 16(a) of the Securities Exchange Act of 1934...............................     20

     Employment Contracts and Termination, Severance and Change-of-Control Arrangements.................     20

     Shareholder Proposals for the 2002 Proxy Statement.................................................     22

Appendix

     Audit Committee Charter...........................................................................    A-1

     Index to Annual Financial Information and Review of Operations....................................    B-1


                                 [AMETEK LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 22, 2001
                         3:00 p.m. Eastern Daylight Time
                            J. P. Morgan Chase & Co.
                                 270 Park Avenue
                          11th Floor Conference Center
                               New York, NY 10017

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2001 Annual Meeting of Shareholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

         1. Re-election of two directors: Lewis G. Cole and Charles D. Klein, each for a term of three years;

         2. Ratification of the appointment of Ernst & Young LLP as independent auditors for 2001;

         3. Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the attached Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at www.ametek.com for general questions and answers about proxy voting.

Again this year we have included the detailed annual financial information relating to our business and operations in an appendix to the Proxy Statement instead of in a separate annual report to shareholders. We also have prepared a Summary Annual Report, which is enclosed.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic "turnout" would save your Company significant return-postage fees.

On behalf of the management and directors of AMETEK, Inc., I want to thank you for your continued support and confidence. I look forward to seeing you at the Annual Meeting.

                                                  Sincerely,

                                              /s/ Frank S. Hermance

                                                  Frank S. Hermance
                                                  Chairman of the Board
                                                  and Chief Executive Officer

Dated:   Paoli, Pennsylvania
         April 11, 2001

                                 [AMETEK LOGO]

Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

                           P R O X Y  S T A T E M E N T


                             Solicitation of Proxies

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Shareholders to be held on May 22, 2001, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $6,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions are being distributed on or about April 11, 2001.

                                  Voting Rights

Shareholders as of the close of business on March 30, 2001 (the Record Date) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As of the Record Date, 32,835,411 shares of AMETEK's Common Stock were issued and outstanding. In addition, AMETEK held 541,080 issued shares in its treasury, which, while so held, cannot be voted. A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A shareholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum, but will not be counted as votes for or against the proposals. A shareholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the shareholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of the nominees listed on the following page and in favor of the appointment of independent auditors.

If you own shares independently and also have shares credited to your account under the AMETEK Retirement and Savings Plan or the AMETEK 401(k) Plan for Acquired Businesses, held in custody by the trustee, you will receive two separate proxy mailings. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, if your shares are in more than one account or are not all under the same registration in AMETEK stock records, you also will receive more than one proxy card. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

                           PROPOSALS TO BE VOTED UPON

1.  Election of Directors

Nominees for re-election this year are Lewis G. Cole and Charles D. Klein. Each has consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

Your Board of Directors Recommends a Vote FOR All Nominees.


2.  Appointment of Independent Auditors

The Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors for the fiscal year 2001.

Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have an opportunity to make a statement, if they desire, and be available to answer appropriate questions. The shareholders are requested to signify their approval of the appointment.

Your Board of Directors Recommends a Vote FOR this Proposal.


3.  Other Matters

As of this date, the Board of Directors is not aware of any matters that may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting, and any adjournments of the Annual Meeting.

                              ELECTION OF DIRECTORS

At the time of this Proxy Statement, the Board of Directors of AMETEK consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Shareholders.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2004:

LEWIS G. COLE                              Partner, Stroock & Stroock & Lavan LLP, Attorneys.  Age 70.
Director since 1987

CHARLES D. KLEIN                           A Managing Director of American Securities, L.P. and an executive
Director since 1980                        officer in the corporate general partner of several affiliated entities.  Director of CTB International Corp.  Age 62.

Class II: Directors whose terms continue until 2002:

SHELDON S. GORDON                          Chairman of Union Bancaire Privee Holdings, Inc. and affiliated
Director since 1989                        entities since May 1996.  Partner of The Blackstone Group, L.P. from
                                           April 1991 to May 1996.  Director of Anangel-American Shipholdings
                                           Limited, the Holland Balanced Fund and Union Bancaire Privee.  Age
                                           65.

FRANK S. HERMANCE                          Chairman of the Board and Chief Executive Officer of AMETEK since
Director since 1999                        January 1, 2001.  President and Chief Executive Officer from
                                           September 1999 to January 2001.  President and Chief Operating
                                           Officer from November 1996 to September 1999.  Executive Vice
                                           President and Chief Operating Officer from January 1996 to November
                                           1996.  President of the Electronic Instruments Group from September
                                           1994 to November 1996.  Director of CTB International Corp.  Age 52.

DAVID P. STEINMANN                         A Managing Director of American Securities, L.P. and an executive
Director since 1993                        officer in the corporate general partner of several affiliated entities.  Age 59.

Class III: Directors whose terms continue until 2003:

HELMUT N. FRIEDLAENDER                     Private investor.  Age 87.
Director since 1955

JAMES R. MALONE                            Founder and Managing Director of Bridge Associates LLC since June
Director since 1994                        2000.  Chairman of the Board since December 1996 and Chief Executive
                                           Officer since May 1997 of Health-Mor Industries.  Chairman of the
                                           Board of Anchor Resolution Corp. (formerly Anchor Glass Container
                                           Corp.) since January 1996.  Partner and Managing Director of Rhone
                                           Group LLC from July 1998 to August 1999.  President and Chief
                                           Executive Officer of Anchor Glass Container Corp. from May 1993 to
                                           January 1996.  Chairman of the Board of Intek Capital Corp. since
                                           September 1990. Director of AmSouth Bank N.A.  Age 58.

ELIZABETH R. VARET                         A Managing Director of American Securities, L.P. and chairman of the
Director since 1987                        corporate general partner of several affiliated entities.  Age 57.

                                BOARD COMMITTEES

AMETEK's Board has an Audit Committee, a Compensation Committee, a Stock Option Committee, a Nominating Committee, and a Pension Investment Committee, all of which are comprised of non-employee directors. In addition, AMETEK has an Executive Committee, which consists of four directors and has limited powers to act on behalf of the Board whenever the Board is not in session.

The Audit Committee reviews with independent auditors the plan for and results of the audit engagement, reviews the scope and results of AMETEK's procedures for internal auditing, reviews the independence of the auditors, considers the range of audit and non-audit services, and reviews the adequacy of AMETEK's system of internal accounting controls. Its report is included on page 5.

The Compensation Committee analyzes and makes recommendations regarding management compensation, periodically reviews management compensation policies and practices, and recommends incentive compensation programs and awards, and officer salary adjustments to the Board of Directors.

The Stock Option Committee administers AMETEK's stock option plans.

The Nominating Committee determines the appropriate size and composition of the Board of Directors, considers qualifications of prospective Board member candidates, conducts research to identify and recommend nomination of suitable candidates, and reviews the experience, background, interests, ability and availability of prospective nominees to meet time requirements of Board of Director and committee membership.

The Pension Investment Committee reviews administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

     Audit                                   Compensation                         Stock Option
     -----                                   ------------                         ------------
     Sheldon S. Gordon, Chairman             Charles D. Klein, Chairman           Sheldon S. Gordon, Chairman
     Lewis G. Cole                           Sheldon S. Gordon                    James R. Malone
     Helmut N. Friedlaender                  James R. Malone
     James R. Malone                         Elizabeth R. Varet

     Nominating                              Pension Investment                   Executive
     ----------                              ------------------                   ---------
     James R. Malone, Chairman               Lewis G. Cole, Chairman              Frank S. Hermance, Chairman
     Helmut N. Friedlaender                  Sheldon S. Gordon                    Sheldon S. Gordon
     Charles D. Klein                        James R. Malone                      Charles D. Klein
                                             David P. Steinmann                   Elizabeth R. Varet

During 2000 there were six meetings of the Board of Directors, six meetings of the Audit Committee, twelve meetings of the Compensation Committee, seven meetings of the Stock Option Committee, two meetings of the Nominating Committee, four meetings of the Pension Investment Committee, and four meetings of the Executive Committee.

                             AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors and acts under a written charter first adopted and approved by the Board of Directors in May 2000. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Audit Committee monitors and oversees AMETEK's financial reporting process on behalf of the Board of Directors as required by The New York Stock Exchange, Inc. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee has reviewed with management and the independent auditors the audited financial statements contained in AMETEK's 2000 Annual Report on Form 10-K and in Appendix B to this Proxy Statement. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the Committee has discussed with the independent auditors their independence from management and AMETEK, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with their independence.

The Committee discussed with AMETEK's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK's internal controls, and the overall quality of AMETEK's financial reporting. The Committee meets at least three times annually and holds telephone meetings prior to quarterly earnings announcements, as well as special meetings as circumstances warrant.

Audit fees billed by Ernst & Young LLP for the fiscal year 2000 were $547,000. The aggregate fees billed for all other services rendered by Ernst & Young LLP in the 2000 fiscal year were $616,000, including audit related services of $276,000 and non-audit services of $340,000. Audit related services generally include fees for employee benefit plans and statutory audits, due diligence reviews pertaining to business acquisitions, consultation on accounting standards, and consents and other matters related to SEC registration statements. Non-audit services generally include consultation related to tax planning and compliance, and other regulatory matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as AMETEK's independent auditors, for the 2001 fiscal year.

The Audit Committee:
Sheldon S. Gordon, Chairman
Lewis G. Cole
Helmut N. Friedlaender
James R. Malone

April 11, 2001

                            COMPENSATION OF DIRECTORS

Mr. Hermance, the only employee director of AMETEK, receives no additional compensation for serving on the Board or its Committees. Non-employee directors receive $35,000 annually and $2,500 for each of the six regular meetings of the Board of Directors attended. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a retirement plan for directors, under which each non-employee director who has at least three years of service as a director or officer of AMETEK and does not have a benefit under AMETEK's retirement plan, will receive an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director's service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK's general assets. All non-employee directors have accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first become members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors, under which each non-employee director has an individual agreement that pays the director (or the director's beneficiary in the event of the director's death) an annual amount equal to 100% of the highest annual rate of compensation during the director's service with the Board. The payments are made for ten years beginning at the director's death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

                                 STOCK OWNERSHIP

The following table shows the number of shares of AMETEK Common Stock the officers and directors beneficially owned as of February 12, 2001.

---------------------------------------------------------------------------------------------------------------
                                                                Amount of Shares and
                                                               Nature of Ownership (1)
---------------------------------------------------------------------------------------------------------------
                                        Sole         Shared
                                       Voting        Voting                                            Percent
                                       and/or        and/or      Right to                              of Class
                                     Investment    Investment     Acquire        SERP        Total
               Name                     Power        Power          (4)          (5)
                                         (2)          (3)
---------------------------------------------------------------------------------------------------------------
R. W. Chlebek, Officer                   2,500            --      53,668         4,227        60,395      *

L. G. Cole, Director (6)                15,000       573,318          --            --       588,318     1.8%

H. N. Friedlaender, Director (7)        48,500        30,400          --            --        78,900      *

S. S. Gordon, Director                  40,000            --          --            --        40,000      *

F. S. Hermance,
Director and Officer                   224,085            --     218,721        22,267       465,073     1.4%

C. D. Klein, Director (8)               58,000        70,833          --            --       128,833      *

J. R. Malone, Director                  20,000           --           --            --        20,000      *

J. J. Molinelli, Officer                60,065           --       96,719         9,659       166,443      *

A. J. Neupaver, Officer                 32,218           --       94,461         9,600       136,279      *

D. P. Steinmann, Director (9)           34,700       274,744          --            --       309,444      *

E. R. Varet, Director (10)              64,600       656,737          --            --       721,337     2.2%

Directors and Executive
Officers as a Group (15 persons)
including individuals named above      665,518       823,899     565,821        51,260     2,106,498     6.4%
---------------------------------------------------------------------------------------------------------------

* Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2) Shares held in the individual's name, individually or with others, or in the name of a bank, broker or nominee for the individual's account, where the officer or director has sole voting and/or investment power.

(3) Other shares where the officer or director has shared voting and/or investment power.

(4) Shares the officers have a right to acquire through stock option exercises within 60 days of February 12, 2001.

(5) Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 18).

(6) Mr. Cole has shared voting and investment power with respect to 573,318 shares, as to 505,184 shares of which such power is shared with Ms. Varet and others, as to 58,134 shares of which such power is shared with Mr. Steinmann and others, and as to 10,000 shares of which such power is shared with Mr. Steinmann, Mr. Klein and others. Mr. Cole disclaims beneficial ownership of such shares.

(7) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.

(8) Includes 2,000 shares owned by Mr. Klein's children either through a trust or a custodial relationship for which Mrs. Klein is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 70,833 shares, as to 58,833 shares of which such power is shared with Mr. Steinmann and others, and as to 10,000 shares of which such power is shared with Mr. Steinmann, Mr. Cole and others.

(9) Includes 7,424 shares of which 5,200 shares are owned by Mr. Steinmann's wife and 2,224 shares are owned by Mr. Steinmann's adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 274,744 shares, as to 140,353 shares of which such power is shared with Ms. Varet and others, as to 58,833 shares of which such power is shared with Mr. Klein and others, as to 58,134 shares of which such power is shared with Mr. Cole and others, and as to 10,000 shares of which such power is shared with Mr. Cole, Mr. Klein and others.

(10) Includes 11,200 shares of which 10,000 shares are owned by a trust of which Ms. Varet's husband is a beneficiary and 1,200 shares are owned by Ms. Varet's adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 656,737 shares, as to 505,184 shares of which such power is shared with Mr. Cole and others, and as to 140,353 shares of which such power is shared with Mr. Steinmann and others.

                           OTHER BENEFICIAL OWNERSHIP

The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 30, 2001.

            Name and Address of          Nature of Beneficial                                                  Percent
              Beneficial Owner                 Ownership                                  Amount of Shares     of Class
------------------------------------------------------------------------------------------------------------------------
Fidelity Management & Research Corp.
82 Devonshire Street
Boston, MA  02109-3614                   Sole dispositive power..........                    1,927,800*

Fidelity Management Trust Co.
82 Devonshire Street                     Sole voting and dispositive
Boston, MA  02109-3614                   power.........................                        418,170
========================================================================================================================
                                               TOTAL (1)...............                      2,345,970           7.30%
========================================================================================================================
Gabelli Funds, Inc.
One Corporate Center                     Sole voting and dispositive
Rye, NY  10580-1434                      power.........................                        617,800

GAMCO Investors, Inc.                    Sole voting power for
One Corporate Center                     3,481,975 shares, but sole
Rye, NY  10580-1434                      dispositive power.............                      3,539,975

Gabelli & Company, Inc.
One Corporate Center                     Sole voting and dispositive
Rye, NY  10580-1434                      power.........................                            100
========================================================================================================================
                                               TOTAL (2)..............                       4,157,875          12.93%
========================================================================================================================

*        Voting power resides with Fidelity Funds' Board of Trustees.

(1)      Based on Schedule 13(G) filed on February 13, 2001.

(2)      Based on Schedule 13(D) filed on March 5, 2001.

                               EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

    Name                                 Age           Present Position with AMETEK
    ----                                 ---           ----------------------------
Frank S. Hermance                        52        Chairman of the Board and Chief Executive Officer
John J. Molinelli                        54        Executive Vice President - Chief Financial Officer
Albert J. Neupaver                       50        President - Electromechanical Group
Robert W. Chlebek                        57        President - Electronic Instruments
Thomas F. Mangold, Jr.                   55        President - Electronic Instruments
Robert R. Mandos, Jr.                    42        Vice President and Comptroller
Deirdre D. Saunders                      53        Vice President and Treasurer
Donna F. Winquist                        51        Vice President and General Counsel

Frank S. Hermance's employment history with AMETEK and other directorships currently held are included under the section "Election of Directors" on page 3.

John J. Molinelli was elected Executive Vice President - Chief Financial Officer on April 22, 1998. Previously he had served as Senior Vice President - Chief Financial Officer since April 1994.

Albert J. Neupaver was elected President - Electromechanical Group on January 10, 1997, and was elected President of the former Industrial Materials Group on September 23, 1994.

Robert W. Chlebek was elected President - Electronic Instruments on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. since 1993.

Thomas F. Mangold, Jr. was elected President - Electronic Instruments on October 5, 1999. He served as General Manager of the Process and Analytical Instruments Division from June 1986 to October 1999. Mr. Mangold was elected a Corporate Vice President in 1988.

Robert R. Mandos, Jr. was elected Vice President and Comptroller of AMETEK on April 22, 1998. He has served as Comptroller of AMETEK since April 1996. He served as Director of Financial Information from November 1, 1995 to March 31, 1996.

Deirdre D. Saunders was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993.

Donna F. Winquist was elected Vice President and General Counsel on July 19, 2000. She has served as a Vice President since July 30, 1997 and was Corporate Secretary from May 1, 1997 to July 19, 2000. Since December 1994, and prior to her appointment as General Counsel, she served as Corporate Counsel.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

                                                                Other       Restricted         Shares        All Other
        Name and                      Salary      Bonus         Annual        Stock          Underlying     Compensation
   Principal Position       Year        ($)        ($)       Compensation    Award(s)       Options/SARs        ($)
   ------------------       ----        ---        ---       ------------    --------       ------------        ---
                                                                 ($)           ($)              (#)             (1)
F.S. Hermance              2000        450,000    600,000         --         3,675,000(2)     80,000           116,392
   Chairman of the Board   1999        396,000    400,000         --           --            150,000            87,009
   effective 1/1/2001      1998        360,000    256,500         --           --             50,000            63,594
   and Chief
   Executive Officer

W.E. Blankley              2000        540,000       --           --           --             --               23,687
   Chairman of the Board   1999        527,500    600,000         --           --             80,000           80,780
   through 12/31/2000      1998        515,000    460,750         --           --             80,000           61,562
   and Executive Officer

J.J. Molinelli             2000        252,500    200,000         --           --             32,500           40,697
   Executive Vice          1999        241,000    192,000         --           --             30,000           40,143
   President -             1998        225,000    147,250         --           --             30,000           30,725
   Chief Financial
   Officer

A.J. Neupaver              2000        258,000    200,000         --           --             32,500           39,949
   President -             1999        248,000    188,000         --           --             30,000           39,767
   Electromechanical       1998        235,000    156,750         --           --             30,000           32,991
   Group

R.W. Chlebek               2000        246,500    165,000         --           --             30,000           44,377
   President -             1999        237,000    185,000         --           --             22,500           23,395
   Electronic              1998        228,000    142,500         --           --             25,000           39,195
   Instruments

(1) The amounts reported represent AMETEK's contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($8,676), and the value of contributions under the Supplemental Executive Retirement Plan ("SERP") (described in more detail on page 18).

(2) On December 15, 2000, Mr. Hermance was granted 150,000 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK's Common Stock on any five consecutive trading days equaling or exceeding $40 per share, (b) the death or disability of Mr. Hermance, or (c) December 15, 2006 provided Mr. Hermance has been in the continuous employ of AMETEK through that date. The value of this restricted stock reported in the table was $24.50 per share, the closing price of AMETEK's Common Stock on the date of grant. The aggregate value on December 31, 2000 was $3,891,000, based on AMETEK's year-end closing stock price of $25.94. Cash dividends will be earned but will not be paid until the restricted stock vests. (See additional discussion of Termination and Change-of-Control Agreement beginning on page 20).

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

                              COMPENSATION OVERVIEW

      The Compensation Committee recommends to the Board of Directors (a) executive compensation arrangements for senior management and directors, and (b) compensation plans in which officers and employees are eligible to participate. The Stock Option Committee approves, and then submits for ratification to the Board of Directors, grants of stock options and restricted stock awards under AMETEK's stock plans.

      The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms.Varet, are non-employee directors of AMETEK. The members of the Stock Option Committee, Messrs. Gordon and Malone, are directors and have no other affiliation with AMETEK.

      Executive compensation consists of three principal elements: (a) salary,
      (b) annual incentive bonus and (c) grants of stock options and/or restricted stock. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

      Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graph set forth on page 19 and for certain other companies identified by an independent employee benefits consulting firm engaged by AMETEK.

                     REQUIRED STOCK OWNERSHIP FOR EXECUTIVES

      The Compensation Committee and the Stock Option Committee believe that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK's profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli and Neupaver have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have either achieved their required stock ownership level, or continue to make progress towards this goal.

                                     SALARY

      The salary level for each AMETEK executive officer is based principally on the executive's responsibilities. Consideration also is given to factors such as the individual's experience and performance, salaries paid to executive officers by comparable companies, and the cost of living in the geographic area where the executive is located. When determining adjustments to each executive officer's salary, consideration also is given to prevailing economic conditions, the adjustments being given to other employees within AMETEK, and achievement of performance objectives. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

                             ANNUAL INCENTIVE BONUS

      Bonuses are viewed as incentive rewards for individual contributions to AMETEK's performance, based not only on short-term results but also investments made in the future growth of AMETEK's profits. The principal financial performance measures considered by the Compensation Committee are earnings, return on assets and cash flow, with the relative weight of each of these factors being roughly equal. However, the significance of any one of these factors may vary from one executive officer to another depending upon whether that officer has been assigned other long-term goals, such as reorganizing a business, developing new products or increasing market penetration. The Chairman and Chief Executive Officer reviews AMETEK's performance and the individual contribution of each executive officer to AMETEK's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and presents its recommendations to the Board of Directors, which then discusses and votes upon the bonuses.

      Each year through 2000, an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain nonrecurring charges, has been established for the purpose of paying the bonuses to executive officers and certain other employees. Continuing to use this formula, the bonus pool for 2000 increased compared with 1999.

      In 2001 the method of computation of the annual incentive bonus will be changed. AMETEK's diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals as established by the Chief Executive Officer and the Compensation Committee will be the factors used in determining performance. Bonuses determined in 2001 and thereafter will be leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than under the previous method. The Compensation Committee believes this will more appropriately reward executive officers for their performance and that of AMETEK.

                    STOCK OPTIONS AND RESTRICTED STOCK AWARDS

      Awards of stock options and/or shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation because they align the executives' interests with the shareholders' interests. A principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. The plans under which such awards are made have been approved by AMETEK's shareholders. AMETEK stock options generally require the executive to be employed by AMETEK on the exercise date. The exercise price of options equals the mean market price of AMETEK's stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK's stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares for a specified period following the date of the award. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options or awards of restricted stock, the Stock Option Committee reviews practices of other comparable companies as well as individual performance-related criteria, and takes into consideration the effect such awards might have on AMETEK's performance and shareholder value. The measures of AMETEK performance that are considered in making such awards, and the relative weight of each of these factors, are generally the same as those used in determining bonus levels. However, more emphasis is placed on the long-term objectives that an officer has been assigned.

                           MR. HERMANCE'S COMPENSATION

      In determining the appropriate levels for Mr. Hermance's 2000 base salary and bonus, the Compensation Committee considered the same factors it considered when setting compensation levels for AMETEK's other executive officers. The Compensation Committee also considered the major initiatives and programs commenced or furthered under Mr. Hermance's leadership during 2000. Among the achievements in 2000 under Mr. Hermance's leadership:

(a) AMETEK achieved its seventh consecutive year of double-digit percentage growth in earnings per share from continuing operations. Operating income rose 14%, net income rose 13%, and diluted earnings per share rose 14%, compared with 1999. These results were achieved while the economy weakened significantly during the second half of 2000. AMETEK's performance confirms the soundness of the business strategies developed and implemented under Mr. Hermance's guidance.

(b) AMETEK continued to enhance long-term shareholder value through its Four Growth Strategies: Strategic Acquisitions & Alliances, Global & Market Expansion, Operational Excellence, and New Products.

         - AMETEK completed two strategic acquisitions during 2000. The acquisitions of Rochester Instrument Systems and several businesses from Prestolite Electric, with combined annual revenues of more than $100 million. These acquisitions extend AMETEK's served markets, technology base, and product offering.

         -        AMETEK continued to expand its international presence.

                  - International sales increased 8% in 2000, compared with 1999.

                  - AMETEK continued to shift production to low-cost locales. In 2000, production of certain electronic instruments for the aerospace, power and heavy-vehicle markets was relocated to Mexico. Expansions at AMETEK facilities in Mexico, China, and the Czech Republic were completed or underway during 2000.

         - AMETEK's focus on Operational Excellence was evidenced by strong cost control and improvement in its manufacturing processes. Group operating margins expanded from 14.9% in 1999 to 15.3% in 2000. This was accomplished while integrating six acquisitions completed since the beginning of 1999.

         - A number of new products were introduced during the last year that contributed to AMETEK's growth in revenue and earnings.

Certain personal criteria also were reviewed in determining Mr. Hermance's compensation, such as his ten years of service with AMETEK, completion of his first full year as Chief Executive Officer, his election as Chairman of the Board, and his previous service as an officer of AMETEK. The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance's total compensation would be in line with that of CEOs of such other companies. In addition, in fixing Mr. Hermance's bonus, the Compensation Committee considered AMETEK's financial performance and, in particular, earnings, return on assets, cash flow and total return to shareholders.

The Compensation Committee desired to provide Mr. Hermance total compensation (salary, bonus, and long-term incentives) approximating the median level of the total compensation of chief executive officers of comparable companies. To achieve that goal and to assure that Mr. Hermance is properly motivated to increase shareholder value, on December 15, 2000 he was awarded a long-term incentive through a grant of 150,000 shares of restricted stock, with vesting of this stock to occur if AMETEK's stock price reaches $40 per share or upon other conditions as detailed in footnote (2) on page 11 and on pages 20-21.

                                 Section 162(m)

      Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the authority to authorize compensation that may not be deductible if it believes that it is in the interest of AMETEK to do so. Other elements of compensation, including perquisites and cash and other bonuses, even those based on performance, may also cause a covered executive officer's income to exceed deductible limits.

                                           Compensation Committee of the Board:

                                           Charles D. Klein, Chairman
                                           Sheldon S. Gordon
                                           James R. Malone
                                           Elizabeth R. Varet

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 2000. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

                         STOCK OPTION/SAR GRANTS IN 2000

                                                                                             Potential
                                                                                        Realizable Value at
                                                                                          Assumed Annual
                                                                                           Rate of Stock
                                                                                        Price Appreciation
                                 Individual Grants                                      for Option Term(1)
-----------------------------------------------------------------------------------------------------------------
                                          Percent of
                        Number of          Total
                         Shares          Options/SARs
                       Underlying        Granted to         Exercise
                      Options/SARs       Employees in         Price        Expiration
Name                  Granted(#)(2)      Fiscal Year         ($/Sh)            Date         5%($)         10%($)
-----------------------------------------------------------------------------------------------------------------
F.S. Hermance           80,000             14.13            $24.4400         12/14/2007    795,963      1,854,932

W.E. Blankley               --                --                  --             --             --            --

J.J. Molinelli          32,500              5.74            $19.9375          4/12/2007    263,788        614,739

A.J. Neupaver           32,500              5.74            $19.9375          4/12/2007    263,788        614,739

R.W. Chlebek            30,000              5.30            $19.9375          4/12/2007    243,497        567,451
-----------------------------------------------------------------------------------------------------------------

(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK 's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2) The options granted in 2000 are exercisable after the first anniversary of the date of the grant (April 13, 2000 with respect to Messrs. Molinelli, Neupaver, and Chlebek and December 15, 2000 with respect to Mr. Hermance) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, normal retirement, or termination of employment in connection with a change in control. No SARs were granted in 2000.

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2000 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2000, and the value of "in-the-money" stock options on December 31, 2000, which represents the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options.

                     AGGREGATE OPTION/SAR EXERCISES IN 2000
                   AND OPTION/SAR VALUES AT DECEMBER 31, 2000

-------------------------------------------------------------------------------------------------------------------
                                                              Number of Shares              Value of Unexercised
                                                           Underlying Unexercised               In-the-Money
                                                                  Options                         Options
                            Shares                          at December 31, 2000          at December 31, 2000 ($)
                         Acquired On      Value        ------------------------------------------------------------
         Name            Exercise (#)   Realized ($)   Exercisable     Unexercisable   Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------------------------
F.S. Hermance              23,146        202,669         248,160         217,500       2,470,032         769,490
W.E. Blankley              60,085        617,297         396,477         100,000       4,447,745         256,949
J.J. Molinelli             48,068        490,133          88,594          70,000         820,877         344,131
A.J. Neupaver              17,000        168,168         117,404          71,250       1,210,399         347,180
R.W. Chlebek                   --             --          38,656          66,887         201,712         354,439

                       DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                               PENSION PLAN TABLE

------------------------------------------------------------------------------------------------------------------
                                                         Annual Benefits Based On
                                               Years of Service at Normal Retirement Age (1)
        Average           ----------------------------------------------------------------------------------------
     Compensation             15                 20                 25                  30                   35
------------------------------------------------------------------------------------------------------------------
       $150,000             $58,200            $62,000            $65,800             $65,800             $65,800
        200,000              78,600             83,700             88,800              88,800              88,800
        250,000              99,000            105,300            111,700             111,700             111,700
        300,000             119,400            127,000            134,700             134,700             134,700
        350,000             139,800            148,700            157,600             157,600             157,600
        400,000             160,200            170,400            180,600             180,600             180,600
        450,000             180,600            192,000            203,500             203,500             203,500
        500,000             201,000            213,700            226,500             226,500             226,500
        550,000             221,400            235,400            249,400             249,400             249,400
        600,000             241,800            257,100            272,400             272,400             272,400
        650,000             262,200            278,700            295,300             295,300             295,300
        700,000             282,600            300,400            318,300             318,300             318,300
------------------------------------------------------------------------------------------------------------------

(1) Benefit amounts assume a participant reaches age 65 in 2001; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2000, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-40; Mr. Hermance-10; Mr. Molinelli-31, and Mr. Neupaver-24. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($170,000 for 2000) cannot be taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

In accordance with a non-qualified supplemental pension arrangement established in 1991 (the "Excess Plan"), AMETEK agreed to provide to Mr. Blankley an additional retirement benefit in an amount equal to the excess of (a) the annual pension benefit which would be payable to him under the terms of the Retirement Plan in the absence of the statutory restrictions on compensation, over (b) the amount actually payable under the Retirement Plan. The benefit was limited to the projected excess payable at age 65 determined as of May 21, 1991, taking into account the statutory restrictions as of that date. Pursuant to the Excess Plan, a restricted stock award was granted under the 1991 Stock Incentive Plan of AMETEK, Inc. for 29,110 shares of AMETEK Common Stock having a fair market value on the date of grant of 50% of the then present value of the projected benefit under the Excess Plan, with the remaining 50% of the benefit to be paid in cash directly out of AMETEK's general assets. In connection with the spin-off of AMETEK's water filtration business on August 1, 1997, Mr. Blankley received a stock dividend of 3,056 shares of Culligan Water Technologies, Inc. stock on his 29,110 shares of AMETEK Common Stock. This dividend was converted to 6,425 restricted shares of AMETEK Common Stock on March 3, 1998. On September 25, 2000, Mr. Blankley attained the age of 65 and, pursuant to the Excess Plan, the restrictions on all 35,535 shares lapsed. The value of the shares as of that date was $722,960. In addition, effective October 1, 2000, pursuant to the Excess Plan, Mr. Blankley commenced the receipt of the cash portion of the benefit in the form of a joint and 100% survivor annuity for the lives of Mr. Blankley and his spouse in the monthly amount of approximately $6,100.

Statutory changes, since 1991, to the amount of compensation that can be taken into account under the Retirement Plan have resulted in Mr. Blankley not receiving an amount sufficient to provide him with his full benefit under the Retirement Plan as contemplated by the Excess Plan. Accordingly, Mr. Blankley also has received contributions under the SERP (described in the next paragraph), but those contributions only take into account his compensation that is not taken into account under the Excess Plan.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the "SERP"), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive's right to a benefit under the SERP becomes non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the Retirement Feature of the AMETEK Retirement and Savings Plan) becomes non-forfeitable.

For retirements occurring in 2001, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $140,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $140,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

                             STOCK PERFORMANCE GRAPH

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK for the five years ended December 31, 2000 to that of the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Industry Group ("DJEE"). The performance graph and table assume the investment of $100 on December 31, 1995 and the reinvestment of all dividends.

[GRAPH OMITTED]

                                       1995        1996        1997        1998        1999        2000
                                       ----        ----        ----        ----        ----        ----
AMETEK, INC.                         $100.00     $120.11     $177.07     $147.81     $127.77     $175.98
RUSSELL 2000                          100.00      116.49      142.55      138.92      168.45      163.36
Peer Group (DJEE)*                    100.00      124.56      141.47      158.34      233.34      157.47

*        Peer group excludes AMETEK.

                  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                                 PARTICIPATION

Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 2000 and continues to render legal services for AMETEK and its subsidiaries. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., rendered during 2000 and continue to render financial advisory, investment management and other services to AMETEK. American Securities, L.P. is owned indirectly by Ms. Varet and members of her family through family trusts of which Ms. Varet and Mr. Cole are co-trustees.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK's Common Stock; to AMETEK's knowledge, there currently are no such holders under Section 16(a). To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2000, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

               EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (as limited under Section 280G of the Internal Revenue Code (the "Code")) will be continued for a period of one, two or three years (as defined in each executive's agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years, or the executive's death, whichever is earlier, in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), or a merger or consolidation, after which the shareholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, or any sale or other disposition of all or substantially all of AMETEK's assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 11 (other than Mr. Hermance) would be entitled to three times their compensation in the event of a Change of Control.

As of December 15, 2000, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event of his termination, prior to and not in anticipation of a Change of Control, Mr. Hermance will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year's targeted bonus (if established) or (b) the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but for a period of two years only, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance is employed by AMETEK at the date of a Change of Control, or has been terminated without cause or resigned for good reason in anticipation of the Change of Control, AMETEK will pay Mr. Hermance an amount equal to the fair market value of any non-vested restricted stock (see page 11, footnote (2)), which amount may be reduced to an amount which maximizes the aggregate net amount available to Mr. Hermance from all "parachute payments," as defined in
Section 280G of the Code, after reduction for all taxes. The shares of restricted stock for which payment is made will then be forfeited. Mr. Hermance will retain any remaining shares of restricted stock which will continue to vest in accordance with their original terms.

If Mr. Hermance's employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, Mr. Hermance has agreed for a period of up to three years not to compete, directly or indirectly, with any business that competes with any business then conducted by AMETEK and not to solicit any AMETEK employee to become an employee of any other entity, in exchange for which Mr. Hermance will be paid, with respect to the period covered by the non-competition/non-solicitation agreement, an amount equal to his estimated total compensation (salary, bonus and long-term incentive compensation) for the period. In such event, AMETEK will continue Mr. Hermance's health, disability insurance and death benefits, as well as certain executive perquisites, in the same manner as provided above, except that health benefits will continue for a period of up to ten years. In the circumstances described in this paragraph, any restricted stock remaining unvested at the time Mr. Hermance's employment terminates will be forfeited.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Hermance, Molinelli, and Neupaver are participants.

Pre- and post-retirement life insurance coverage and supplemental retirement income are provided to Mr. Chlebek under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK has purchased a split-dollar life insurance policy. AMETEK pays the majority of the premium costs with Mr. Chlebek paying approximately $500 per year. Pre-retirement death benefits include a $490,000 lump sum payment to his beneficiary and an annual payment of $70,000 commencing ten years after his death and ending on the date Mr. Chlebek would have attained age 80. Upon Mr. Chlebek's attainment of age 65,

AMETEK will withdraw from the policy an amount equal to the amount of premiums paid, and he will become the owner of the policy, which is targeted to have a value of approximately $300,000 to $350,000 at age 65. In the event Mr. Chlebek terminates employment prior to age 65, he can either purchase the policy from AMETEK or terminate the agreement.

Effective January 1, 2001, AMETEK entered into an employment agreement ("Employment Agreement") with Walter E. Blankley, former Chairman of the Board, under which he will continue to provide services to AMETEK as a non-executive employee from January 1, 2001 to December 15, 2001, at which time his employment will terminate. The services provided by Mr. Blankley will include working on special projects and providing advice to executive management relating to certain business matters of AMETEK. He will be compensated at the rate of $8,246 per month. The Employment Agreement also includes a non-competition provision pursuant to which Mr. Blankley agrees that during his period of employment, and for the four years following his termination of employment, Mr. Blankley will not compete with any of the businesses of AMETEK. As consideration for this non-competition agreement, Mr. Blankley will be paid $125,000 per year, payable on a quarterly basis, commencing with the first quarter of 2002 and ending with the last quarter of 2005. In the event of his death prior to all payments being made, the remaining payments will continue to be made to his estate.

               SHAREHOLDER PROPOSALS FOR THE 2002 PROXY STATEMENT

Proposals of shareholders intended to be presented at AMETEK's 2002 Annual Meeting of Shareholders must be received by AMETEK at its executive offices on or prior to December 20, 2001 to be eligible for inclusion in the proxy material to be used in connection with the 2002 Annual Meeting.

                                            By order of the Board of Directors
                                            KATHRYN E. LONDRA
                                            Corporate Secretary

Dated:  Paoli, Pennsylvania
        April 11, 2001

                             AUDIT COMMITTEE CHARTER
                                       FOR
                                  AMETEK, INC.


1. The Audit Committee shall consist of at least three members and shall be composed entirely of independent directors, all of whom shall be financially literate as determined by the Company's Board in its business judgment, with at least one member having accounting or related financial management expertise as determined by the Company's Board in its business judgment.

2.       The purposes of the Audit Committee are:

         (a) to oversee the Company's accounting and financial reporting policies and practices and its internal controls;

         (b) to oversee the quality and objectivity of the Company's financial statements and the independent audit thereof; and

         (c) to act as a liaison between the Company's independent auditors and the full Board of Directors.

         The function of the Audit Committee is oversight. The Company's management is responsible for (i) the preparation, presentation and integrity of the Company's financial statements, (ii) the maintenance of appropriate accounting and financial reporting principles and policies and (iii) the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Company's Board). In addition, the evaluation of the Company's financial statements by the Audit Committee is not of the same scope as, and does not involve the extent of detail as, audits performed by the independent accountants, nor does the Audit Committee's evaluation substitute for the responsibilities of the Company's management for preparing, or the independent accountants for auditing, the financial statements.

3. To carry out its purposes, the Audit Committee shall have the following duties and powers:

         (a) to recommend the selection, retention or termination of outside auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the Company (it being understood that the auditors are ultimately accountable to the Audit Committee and the Company's Board and that the Audit Committee and the Company's Board shall have the ultimate authority and responsibility to select, evaluate, retain and terminate auditors, subject to any required stockholder vote);

         (b) to ensure receipt of a formal written statement from the outside auditors on a periodic basis specifically delineating all relationships between the auditors and the Company; to discuss with the auditors any disclosed relationships or services that may impact the auditors' objectivity and independence; and to recommend that the Company's Board take appropriate action in response to the auditors' report to satisfy itself of the auditors' independence;

         (c) to meet with the Company's outside auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Company's financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); and (iii) to consider the auditors' comments with respect to the Company's financial policies, procedures and internal accounting controls and management's responses thereto;

         (d) to consider the effect upon the Company of any changes in accounting principles or practices proposed by management or the outside auditors;

         (e) to review the fees charged by the outside auditors for audit and non-audit services;

         (f) to investigate improprieties or suspected improprieties in Company operations; and

         (g) to report its activities to the full Board on a periodic basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

4. The Committee shall meet at least twice annually and is empowered to hold special meetings as circumstances require.

5. The Committee shall regularly meet (typically, concurrently with the regular Committee meetings) with the Company's management.

6. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

7. The Committee shall review the adequacy of this Charter at least annually and recommend any changes to the full Board. The Board shall also review and approve this Charter at least annually.

8. With respect to any subsequent changes to the composition of the Committee, and otherwise approximately once each year, the Company shall provide the New York Stock Exchange written confirmation regarding:

         (a) any determination that the Company's Board has made regarding the independence of directors pursuant to the New York Stock Exchange's governance standards or applicable law;

         (b)      the financial literacy of the Committee members;

         (c) the determination that at least one of the Committee members has accounting or related financial management expertise; and

         (d) the annual review and reassessment of the adequacy of the Committee charter.


Adopted:  Effective May 10, 2000

                                  AMETEK, Inc.

              ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

                          (Appendix to Proxy Statement)

                                      Index

                                                                                                      Page
                                                                                                      ----
     Selected Financial Data...................................................................        B-2

     Management's Discussion and Analysis of
         Financial Condition and Results of Operations.........................................        B-4

     Report of Management .....................................................................       B-12

     Report of Independent Auditors ...........................................................       B-13

     Consolidated Statement of Income .........................................................       B-14

     Consolidated Balance Sheet ...............................................................       B-15

     Consolidated Statement of Stockholders' Equity ...........................................       B-16

     Consolidated Statement of Cash Flows .....................................................       B-17

     Notes to Consolidated Financial Statements ...............................................       B-18

                                  AMETEK, INC.

                             SELECTED FINANCIAL DATA


                                                           2000         1999        1998         1997         1996
                                                           ----         ----        ----         ----         ----
                                                          (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    CONSOLIDATED OPERATING RESULTS (YEARS
      ENDED DECEMBER 31):
Net sales ...........................................    $1,024.7      $924.8      $927.5      $ 847.8       $800.0
Operating income(1) .................................    $  135.9      $118.8      $ 96.4      $  92.0       $ 82.8
Interest expense ....................................    $  (29.2)     $(24.8)     $(23.7)     $ (18.2)      $(19.1)
Income from continuing operations(1) ................    $   68.5      $ 60.8      $ 50.4      $  50.3       $ 43.1
Net income(1)(2) ....................................    $   68.5      $ 60.8      $ 41.7      $  50.4       $ 51.2
Basic earnings per share:
  Income from continuing operations(1) ..............    $   2.13      $ 1.88      $ 1.55      $  1.53       $ 1.32
  Net income(1)(2) ..................................    $   2.13      $ 1.88      $ 1.28      $  1.53       $ 1.57
Diluted earnings per share:
  Income from continuing operations(1) ..............    $   2.11      $ 1.85      $ 1.50      $  1.49       $ 1.30
  Net income(1)(2) ..................................    $   2.11      $ 1.85      $ 1.24      $  1.49       $ 1.54
Dividends declared and paid per share ...............    $   0.24      $ 0.24      $ 0.24      $  0.24       $ 0.24
Average common shares outstanding:
  Basic .............................................        32.1        32.3        32.7         32.9         32.7
  Diluted ...........................................        32.5        32.9        33.7         33.9         33.3

PERFORMANCE MEASURES AND OTHER DATA:

Operating Data excluding Nonrecurring
  Charge(3):
  Operating income ..................................    $  135.9      $118.8      $104.5      $  92.0       $ 82.8
  Operating income-Return on sales ..................        13.3%       12.8%       11.3%        10.8%        10.4%
  Operating income-Return on average total
     assets .........................................        16.7%       16.2%       16.6%        17.4%        16.8%
  EBITDA(4) .........................................    $  177.6      $158.1      $146.4      $ 128.0       $116.9
  Ratio of EBITDA to interest expense(4) ............         6.1x        6.4x        6.2x         7.0x         6.1x
  Income from continuing operations .................    $   68.5      $ 60.8      $ 55.3      $  50.3       $ 43.1
  Diluted earnings per share ........................    $   2.11      $ 1.85      $ 1.64      $  1.49       $ 1.30
Depreciation and amortization .......................    $   43.3      $ 39.6      $ 38.4      $  32.9       $ 32.7
Capital expenditures ................................    $   29.6      $ 30.3      $ 49.8      $  41.2       $ 39.1
Cash provided by continuing operations(5) ...........    $   78.7      $ 86.6      $ 78.4      $  71.2       $ 64.7
Ratio of earnings to fixed charges ..................         4.3x        4.4x        3.9x         4.8x         4.0x
Net income - Return on average total capital ........        11.5%       11.8%       10.4%        15.8%        16.9%
             - Return on average stockholders equity         27.6%       31.2%       25.1%        34.9%        47.3%
YEAR-END CONSOLIDATED FINANCIAL POSITION:
Current assets ......................................    $  303.1      $256.1      $267.8      $ 248.5       $229.3
Current liabilities .................................    $  297.7      $262.7      $233.9      $ 178.7       $178.9
Property, plant, and equipment ......................    $  214.0      $219.6      $214.4      $ 186.3       $174.8
Total assets ........................................    $  859.0      $768.2      $699.8      $ 555.2       $528.9
Long-term debt ......................................    $  233.6      $231.8      $227.0      $ 152.3       $150.3
Stockholders' equity ................................    $  280.8      $216.2      $174.0      $ 159.0       $129.5
Stockholders' equity per share ......................    $   8.66      $ 6.76      $ 5.42      $  4.82       $ 3.96
Total debt as a percentage of capitalization(6) .....        56.3%       60.5%       63.7%        51.0%        58.5%

----------------

(1) Amounts in 1998 include a nonrecurring pretax charge for cost reduction initiatives totaling $8.0 million, ($4.8 million after-tax or $0.14 per diluted share).

(2) Amounts in 1998 include an extraordinary loss on the early repayment of debt of $8.7 million ($0.26 per diluted share). Amounts in 1997 and 1996 include discontinued operations of the former Water Filtration Business.

(3) See description of nonrecurring charge in Note 1 above. All amounts are based on continuing operations.

(4) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures given by other companies.

(5) Amount in 2000 and 1999 excludes $1 million and $44 million, respectively, of net cash proceeds received from an accounts receivable securitization program.

(6) Without considering the effect of the accounts receivable securitization program referred to in note 5 above; total debt as a percentage of capitalization at December 31, 2000 and 1999 would have been 59.1% and 63.6%, respectively.

                                  AMETEK, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of the Company's financial condition and results of operations set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes shown in the index on page B-1 of this report.

         Business Overview

         In 2000, the Company reported record sales, operating income, net income and diluted earnings per share that resulted in double-digit percentage growth when compared with 1999. The Company continues to achieve several major objectives under its four growth strategies: Strategic Acquisitions and Alliances, Global and Market Expansion, New Products and Operational Excellence. Significant events of 2000 were:

         - Sales exceeded $1 billion for the first time in the Company's history.

         - The seventh consecutive year of double-digit percentage growth in earnings per share from continuing operations.

         - The completion of two new business acquisitions: The August acquisition of businesses that produce switches, industrial battery chargers, and direct-current (DC) motors for the telecommunications and material-handling markets, which is included within the Electromechanical Group (EMG), and the September acquisition of a business that produces power measurement instruments and is included within the Electronic Instruments Group (EIG).

         - Continuing with the Company's global plan to lower its cost structure, operational excellence initiatives, in 2000, included the shift of production to lower-cost facilities in Mexico, China, Brazil and the Czech Republic. This action along with the consolidation of the Company's European motor operations resulted in improved operating profit margins for both the EIG and the EMG business segments.

         - The Company continued its emphasis on investment in research, development and engineering, spending $45.9 million in 2000, an increase of 8.8% over 1999.

         - Benefiting from the investment in research and development, new product sales (from products introduced within the past three years) increased 17.3% over 1999 to $125.6 million.

         Results of Operations

         The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2000, 1999, and 1998:

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------------
                                                                                          2000         1999         1998
                                                                                      -----------  -----------  --------
                                                                                            (DOLLARS IN THOUSANDS)
           NET SALES(1):
             Electronic Instruments.............................................      $  509,504   $ 451,072    $ 414,202
             Electromechanical..................................................         515,156     473,725      513,272
                                                                                      ----------   ---------    ---------
                Total net sales.................................................      $1,024,660   $ 924,797    $ 927,474
                                                                                      ==========   =========    =========

           INCOME(2):
           Segment operating income(3)
             Electronic Instruments.............................................      $   78,771   $  69,965    $  55,703
             Electromechanical..................................................          77,560      67,575       62,511
                                                                                      ----------   ---------    ---------
                Total segment operating income..................................         156,331     137,540      118,214
           Corporate administrative and other expenses..........................         (20,441)    (18,743)     (21,778)
                                                                                      ----------   ---------    ---------

           Consolidated operating income........................................         135,890     118,797       96,436
           Interest and other expenses..........................................         (29,752)    (24,336)     (19,078)
                                                                                      ----------   ---------    ---------
                Consolidated income before income taxes.........................      $  106,138   $  94,461    $  77,358
                                                                                      ==========   =========    =========

------------

(1) After elimination of intra-and intersegment sales, which are not significant in amount.

(2) 2000 and 1998 includes charges for cost realignment initiatives and cost reduction initiatives.

(3) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

YEAR ENDED DECEMBER 31, 2000, COMPARED WITH YEAR ENDED DECEMBER 31, 1999.

         Results of Operations

         The Company reported sales for 2000 of $1,024.7 million, an increase of 10.8% from sales of $924.8 million in 1999, driven by the contributions of the Company's acquisitions and strength in several core markets. EIG's sales were $509.5 million in 2000, an increase of 13.0% from sales of $451.1 million in 1999. Without recent acquisitions, sales for EIG would have been slightly lower than in 1999 due largely to a decline in demand for heavy-vehicle instruments. For the EMG segment, sales were $515.2 million in 2000, an increase of 8.7% from sales of $473.7 million in 1999 due to improved conditions in specialty metal markets along with contributions from an acquisition, reduced somewhat by continued competitive factors and adverse currency translation effects from international businesses. International sales reported by both segments totaled $324.9 million in 2000, an increase of $23.0 million or 7.6% from 1999. Export shipments from the United States in 2000 were $179.1 million, compared with $158.5 million in 1999.

         New orders for 2000 were $1,037.6 million, an increase of 9.9% from $944.5 million for 1999. The order backlog at December 31, 2000 was $256.4 million, compared with $243.5 million at December 31, 1999. New orders from the acquisitions made by the Company during the year were the primary reason for the increase.

         The Company's plan to lower its cost structure globally through operational excellence initiatives continues to have a positive effect on segment operating income and margins in 2000. Total segment operating income improved to $156.3 million for 2000, an increase of 13.7%, compared with segment operating income of $137.5 million for 1999, primarily from the acquisitions and strength in core businesses. Operating margins in 2000 were 15.3% of sales, an increase from 14.9% in 1999. Improved operating margins were primarily the result of operational excellence initiatives, including increased motor production at the Company's lower cost facilities, improved supply chain management and flow manufacturing expansion in EIG. The Company also benefited from lower overall net pension costs resulting primarily from a higher return on pension investment assets. After deducting corporate administrative expenses, consolidated operating income was $135.9 million or 13.3% of net sales, an increase of $17.1 million, or 14.3%, when compared with 1999 operating income of $118.8 million or 12.8 % of net sales.

         Selling, general, and administrative (SG&A) expenses were $95.1 million in 2000, compared with $79.4 million in 1999, a $15.7 million increase due mainly to acquisitions completed in late 1999 and 2000. As a percentage of sales, SG&A was 9.3% in 2000, compared with 8.6% in 1999. The acquisitions were the primary contributors to an increase in selling expenses. Corporate general and administrative expenses increased slightly, but were flat year to year, as a percentage of sales.

         Interest expense was $29.2 million in 2000, an increase of 17.9%, compared with $24.8 million in 1999. Higher average debt levels to finance acquisitions as well as higher average borrowing rates, were the primary reasons for the increase.

         Net income for 2000 rose 12.8% and was $68.5 million, or $2.11 per diluted share, compared with net income for 1999 of $60.8 million, or $1.85 per diluted share. The increase in net income was due primarily to the higher sales and operating income discussed above.

         Fourth Quarter Results

         Sales for the fourth quarter of 2000 were $258.2 million, compared with $236.0 million in the fourth quarter of 1999, an increase of $22.2 million, or 9.4%. The increase in sales was driven by acquisitions made in 2000 and late 1999.

         Operating income for the fourth quarter of 2000 was $34.1 million, compared with $29.5 million for the fourth quarter of 1999, an increase of $4.6 million or 15.5%. The acquired businesses, combined with continued productivity gains as a result of the Company's operational excellence initiatives and cost reduction programs, were the primary reasons for the increase in operating income. As a result of slowing U.S. economic growth, in the fourth quarter of 2000, the Company accelerated certain cost realignment initiatives. These initiatives include a more aggressive movement of certain production activities to low-cost locations, and the resizing of several businesses. These actions resulted in a fourth quarter 2000 pretax charge of $3.4 million. Also, fourth quarter 2000 results include a pretax gain of $3.6 million due to the resolution of a contract issue with a major customer in the Electronic Instruments Group.

         Net income for the fourth quarter of 2000 totaled $17.2 million, or $0.53 per diluted share, an increase of 14.8% from the fourth quarter of 1999 net income of $15.0 million, or $0.46 per diluted share.

         Operating Segment Results

         The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $509.5 million in 2000, an increase of 13.0% from 1999 sales of $451.1 million. The 2000 acquisition of a business, along with a business acquired in December 1999, drove the year-to-year increase in sales. The heavy-vehicle instruments business reported significantly lower sales in 2000 due to weak market conditions, which began in the second quarter of 2000, compared to robust market conditions in 1999. EIG's aerospace and power instrument businesses continue to grow through acquisitions and core growth, expanding the Company's technology, market scope and penetration. Also, the process instruments business continues to rebound from weak market conditions experienced during the first nine months of 1999.

         EIG's operating income for 2000 increased to $78.7 million from $70.0 million in 1999, an increase of 12.6%. The acquisitions described above were the primary reasons for the increase in operating income. Profit margins were flat year-to-year at 15.5%. Improved operating performance, primarily by EIG's aerospace and process businesses was reduced by margin declines on lower sales of heavy-vehicle instruments.

         The ELECTROMECHANICAL GROUP (EMG) sales for 2000 were $515.2 million, an increase of 8.7%, from sales of $473.7 million in 1999. The 2000 acquisition of businesses and improved market conditions within the specialty metals market, drove the year-to-year increase in sales. Partially reducing the sales increase were EMG's operations in Europe, where competitive pricing pressures and currency translation changes continue to adversely affect EMG's sales.

     EMG's operating income for 2000 increased to $77.6 million from $67.6 million in 1999, a 14.8% increase. The acquisition described above, along with improved market conditions within the specialty metals market, were the primary reasons for the increase in operating income. Partially offsetting the profit improvement were lower profits at EMG's motor operations in Europe, due to the adverse effects on sales noted above. Operating margins improved to 15.1% of sales in 2000 from 14.3% in 1999 due to the higher sales, and lower operating costs in EMG's worldwide motor operations, as a result of the operational excellence and cost reduction initiatives.

YEAR ENDED DECEMBER 31, 1999, COMPARED WITH YEAR ENDED DECEMBER 31, 1998.

Results of Operations

     The Company reported sales for 1999 of $924.8 million, down slightly from sales of $927.5 million in 1998. EIG's sales increased by 8.9% to $451.1 million in 1999 from $414.2 million in 1998 because of the incremental sales generated by strategic acquisitions made during the year. Sales to heavy-vehicle manufacturers were strong along with an improving process instruments business. Without the acquisitions, sales for EIG would have been lower than in 1998 due largely to changes in the mix of sales and to slightly lower demand in process instruments and aerospace markets. Aerospace markets were down from peak levels in 1998. For the EMG group, competitive factors in international markets caused slightly lower unit shipments in 1999 when compared with 1998. The result was a decline in EMG reported sales to $473.7 million in 1999 from $513.3 million in 1998, a decrease of 7.7%. A change in the mix of U.S. sales also contributed to the EMG's sales decline. Sales by both segments to foreign markets totaled $302.0 million in 1999, a decrease of $43.0 million or 12.5% from 1998. Export shipments from the United States in 1999 were $158.5 million, compared with $162.6 million in 1998.

     New orders for 1999 were $944.5 million, an increase of 4.2% from $906.1 million for 1998. The order backlog at December 31, 1999 was $243.5 million, compared with $223.8 million at December 31, 1998. New orders from the strategic acquisitions made by the Company during the year were the primary reason for the increase.

     The Company's plan to lower its cost structure globally under the operational excellence initiatives, announced in the fourth quarter of 1998, had a positive effect on operating income and margins. Total segment operating income improved to $137.5 million for 1999 compared with operating income of $125.7 million for 1998, before a fourth quarter 1998 non-recurring charge, an increase of 9.3%. Operating margins improved to 14.9% from 13.6% for the comparable period. The operational excellence initiatives and the impact of new acquisitions, along with the transition of a portion of the Company's motor production to a lower cost facility in Reynosa, Mexico, the closing and consolidation of certain EMG motor plants in Europe, improved supply chain management and flow manufacturing expansion in EIG, along with related workforce reductions drove margins to higher levels. Consolidated operating income was $118.8 million or 12.8% of net sales, an increase of $14.3 million when compared with 1998 operating income of $104.5 million or 11.3% of net sales, before the $8.0 million pretax nonrecurring charge. Selling, general and administrative expenses were $79.4 million in 1999, a $2.7 million decrease when compared with 1998 when SG&A totaled $82.1 million. As a percent of sales, SG&A was 8.6% in 1999, slightly lower than in 1998. The corporate cost reduction initiative was the driving force behind the reduction in general and administrative expense. Selling expense was flat year-to-year, as new EIG selling expense from acquisitions almost entirely offset reduced selling costs for the EMG group.

     Interest expense was $24.8 million in 1999 compared with $23.7 million in 1998, an increase of 4.7%. Higher average debt levels to finance acquisitions, was the primary reason for the increase in interest expense. Other income, net decreased to $0.4 million in 1999 from $4.6 million in 1998 primarily because of lower gains from the sale of securities and idle property.

     Net income for 1999 was $60.8 million, or $1.85 per diluted share, compared with net income for 1998 of $41.7 million, or $1.24 per diluted share. The 1998 net income includes an after-tax nonrecurring charge of $4.8 million or $0.14 per diluted share, and an after-tax extraordinary charge for the early repayment of long-term debt of $8.7 million, or $0.26 per diluted share. Without the nonrecurring charge and the extraordinary item in 1998, net income would have been $55.3 million, or $1.64 per diluted share.

     The weighted average shares outstanding during 1999 were 32.3 million shares, compared with 32.7 million shares for 1998. The reduction reflects purchases by the Company through its share repurchase program. The Company repurchased 0.5 million shares in 1999. After accounting for the dilutive effect of issued stock options and other stock awards, the weighted average diluted shares outstanding were 32.9 million shares for 1999, compared with 33.7 million shares for 1998.

     Fourth Quarter Results

     Sales for the fourth quarter of 1999 were $236.0 million, compared with $206.8 million in the fourth quarter 1998. Operating income for the fourth quarter 1999 was $29.5 million, compared with $20.1 million for the fourth quarter 1998, before a nonrecurring pretax charge of $8.0 million. The 14% increase in sales was driven by the strategic acquisitions made by the Company during 1999, and a stronger worldwide motor market during the fourth quarter of 1999. The acquisitions, combined with productivity gains as a result of the Company's operational excellence initiatives and cost reduction programs were the primary reasons for a 46.8% gain in operating income. Net income for the fourth quarter of 1999 totaled $15.0 million, or $0.46 per diluted share, up 37% from the fourth quarter 1998 net income of $11.0 million or $0.33 per diluted share, excluding the after-tax effect of the nonrecurring charge of $4.8 million. The fourth quarter 1999 tax rate was 34.9%, a rate more normal than the 1998 fourth quarter tax rate of 21.4%. The 1998 fourth quarter benefited from a lower effective tax rate due to lower foreign pretax income, which would be taxed at higher rates than in the U.S., and favorable foreign tax adjustments relating to certain prior tax years.

Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $451.1 million in 1999, an increase of 8.9% from 1998 sales of $414.2 million. The Company's 1999 acquisition of businesses, which produce electronic instruments and controls, transducers, sensors, and gauges, drove the year-to-year increase in sales. A business acquired in December 1999, which specializes in the design and manufacture of continuous level measurement and control devices has subsequently enhanced sales growth. The heavy-vehicle instruments business was strong in 1999 because of robust market conditions for heavy trucks. Also, the Company's process instruments business rebounded from weak market conditions during the first nine months of 1999. The aerospace business continues to grow because of the acquisitions described above, expanding the Company's aerospace technology and market breadth, despite aerospace markets being down slightly from peak levels in 1998.

     Group Operating income for 1999 increased to $70.0 million from $58.0 million in 1998, an increase of 20.6%. The acquisitions described above were the primary reasons for the large increase in operating income. Profit margins improved significantly to 15.5% from 14.0% for the same comparable period. The Group margins benefited from workforce reductions directed toward improving productivity, and supply chain management savings. EIG's operating income for 1998 was $55.7 million, after a fourth quarter 1998 nonrecurring charge of $2.3 million for cost reduction activities.

     The ELECTROMECHANICAL GROUP (EMG) sales for 1999 were $473.7 million, a $39.5 million decrease from sales of $513.3 million in 1998. Weak market conditions in Europe and Asia, where major competitive pricing pressures affected EMG's motor operations, as well as lower demand were the primary reasons for the sales decline.

     Operating income for 1999 was essentially unchanged at $67.6 million. Improved profitability from the relocation of a portion of its U.S. motor production to lower cost facilities in Reynosa, Mexico was offset by lower profits at the Company's motor operations in Europe and Asia on lower unit volume shipped as a result of market and price competition. Operating margins, however, improved dramatically to 14.3% in 1999 from 13.2% in 1998. As of December 31, 1999, approximately 40% of EMG's North American motor production for floorcare applications and outdoor power equipment is produced in Mexico. Operations at the Company's Cambridge, Ohio plant ceased in the first quarter of 2000. The plant relocation and rationalization activity in Europe stemming from the 1998 cost reduction initiatives is now complete. EMG's operating income in 1998 was $62.5 million, after a fourth quarter 1998 $5.2 million nonrecurring charge for the above mentioned cost reduction activities.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities before proceeds from the sale of accounts receivable totaled $78.7 million for 2000, compared with $86.6 million for 1999, a decrease of $7.9 million. The decrease was caused primarily by higher cash outflows to fund operating working capital requirements due in part to higher accounts receivable levels related to increased sales and to higher inventory levels partly associated with the Company's move of certain products to its low-cost manufacturing facilities. Other long-term liabilities decreased primarily because of the funding and settlement of a contract issue with a customer in the fourth quarter of 2000. Net proceeds received from sales of accounts receivables to a third party under an accounts receivable sales agreement provided cash of $1 million in 2000, compared with $44 million of cash provided in 1999. Total net cash provided by operating activities in 2000 was $79.7 million compared with $130.6 million in 1999. Under the accounts receivable sales agreement, entered into in 1999, the Company, through a wholly-owned, special purpose subsidiary, can sell up to $50 million of eligible accounts receivable.

     Cash used for investing activities was $107.4 million for 2000, compared with $148.0 million for 1999. Cash outlays for new business acquisitions totaled $81 million in 2000, compared with $147.5 million in 1999. Also, the prior year included proceeds received from the sale of investment assets of $29.5 million, compared with $3.3 million in 2000.

     Financing activities provided cash of $26.2 million in 2000, compared with $16.3 million provided in 1999. In 2000, net short-term borrowings increased $25.2 million, primarily to fund the 2000 acquisitions. During 1999, short-term borrowings increased $37.8 million and the Company made net payments on long-term debt of $9.1 million, which included the final repayment on its 9-3/4% Notes. Common stock repurchases totaled $1.6 million in 2000, compared with $9.3 million in 1999.

     As a result of all the Company's cash flow activities, cash and cash equivalents decreased $1.4 million since year-end 1999, to $7.2 million at December 31, 2000. The Company believes that it has sufficient cash generating capabilities and available financing facilities to enable it to meet its needs in the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

     In the fourth quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". The SAB summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The adoption of the Bulletin did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     In September, 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement 125". The Statement requires extensive disclosures about securitizations entered into during the period and retained interests in securitized financial assets at the balance sheet date, accounting policies, sensitivity information relating to retained interests, and cash flows distributed to the transferor. The accounting requirements of Statement 140 are effective for transfers occurring after March 31, 2001. However, the expanded disclosures about securitizations and collateral are effective for fiscal years ending after December 15, 2000. The Company is continuing to study the future impact of adopting the accounting changes of this Statement. The Company adopted the disclosure requirement by the Statement, for fiscal year 2000, which are included in footnote 5 of the financial statements.

     On July 1, 2000, the Company adopted FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". The Interpretation provides guidance on the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees". The adoption of this Interpretation did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement requires recognition of all derivative instruments measured at fair value in the statement of financial position. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB approved a one-year delay in the effective date of this Statement until January 2001.

     In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". This Statement amends Statement No. 133 for certain impractical aspects of the original Statement which were incompatible with many common current hedging approaches. Statement No. 138 is effective simultaneously with Statement No. 133.

     The provisions of SFAS 133 and related amendments and interpretations became effective for the Company beginning January 1, 2001, including the interim periods of that year. Based on the Company's limited use of derivative financial instruments, adoption of these Statements did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

INTERNAL REINVESTMENT

Capital Expenditures

     Capital expenditures were $29.6 million for 2000, compared with $30.3 million for 1999. Approximately 74% of the expenditures in 2000 were for equipment to increase productivity and expand capacity. The Company's 2001 capital expenditures are expected to increase when compared to 2000 levels, with a continuing emphasis on spending to improve productivity, and expand low cost manufacturing facilities.

Product Development and Engineering

     Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses were $45.9 million in 2000, an increase from $42.2 million for 1999, and $42.1 million for 1998. Included in the amounts above are net expenses for research and development of $23.8 million for 2000, $21.6 million for 1999, and $23.4 million for 1998.

ENVIRONMENTAL MATTERS

     The Company is subject to environmental laws and regulations as well as stringent cleanup requirements. It also has been named a potentially responsible party at several sites that are the subject of government-mandated cleanups. No amounts were charged to expense in 2000 for environmental cleanup. Amounts charged to expense for environmental cleanup were approximately, $0.9 million in 1999, and $0.3 million in 1998.

     It is not possible to accurately quantify the potential financial impact of actions regarding environmental matters, but the Company believes, based on past experience and current evaluations, that the outcome of these actions is not likely to have a material adverse effect on the future results of operations, financial position, or cash flows of the Company.

IMPACT OF INFLATION

     The Company attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, the Company uses the last-in, first-out (LIFO) method of accounting for most inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, the Company believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on operations.

MARKET RISK DISCLOSURE

     The Company's primary exposure to market risks includes fluctuations in interest rates on its short-term and long-term debt and in foreign currency exchange rates.

     The Company's long-term debt is fixed rate and its short-term debt is variable rate. These financial instruments are more fully described in the notes to the financial statements.

     The foreign currencies to which the Company has the most significant exchange rate exposure is the Italian lira, and the European Euro currency. Exposure to foreign currency rate fluctuation is mitigated, when possible, through the use of natural hedges, whereby, purchases and sales in the same foreign currency and with similar maturities offset one another. Translation of foreign financial statements into U.S. dollars have not had a significant effect on the operating results reported by the Company.

     Based on a hypothetical ten percent adverse movement in interest rates and foreign currency exchange rates, the potential losses in future earnings, fair value of risk sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

FORWARD-LOOKING INFORMATION

     Except for historical information contained herein, certain matters discussed in this Form 10-K are "forward-looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risks and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

     - An economic slowdown, or unforeseen price reductions in the Company's global market segments, with adverse effects on profit margins.

     - The Company's ability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components.

     - Underutilization of the Company's existing factories and plants, or plant expansions or new plants; possibly resulting in production inefficiencies. Higher than anticipated, or unanticipated start-up expenses and production delays at new plants.

     - The unanticipated expenses of divesting businesses, or of assimilating newly-acquired businesses into the Company's business structure; as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control.

     - Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company's technologies and core competencies.

     - A prolonged slowing of the growth rate in the U.S. and Europe for electric motor products, aerospace, heavy-vehicle and process instrumentation; as well as a restriction in the ability of heavy-vehicle manufacturers to secure components manufactured by outside suppliers.

     - Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in accounting policies and practices and the application of such policies and practices.

     - The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations; and social and economic conditions, such as trade restrictions or prohibitions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; the ability or inability of the Company to obtain, or hedge foreign currencies, foreign currency exchange rates and fluctuation in those rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations and unstable governments and legal systems, and intergovernmental disputes.

     - Variation in the level of orders booked, which can be affected by general economic conditions, intensity of competition and continued marketplace acceptance of products.

The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

                              REPORT OF MANAGEMENT

     Management has prepared and is responsible for the integrity of the consolidated financial statements and related information included herein. The statements are prepared in conformity with accounting principles generally accepted in the United States consistently applied and include certain amounts based on management's best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

     In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. Management uses its best judgment in balancing the benefits of the system with its cost. Management believes that the Company's system of internal control is effective and adequate to accomplish the above-described objectives.

     The Company's independent auditors, Ernst & Young LLP, are engaged to render an opinion as to whether management's financial statements present fairly, in all material respects, the Company's financial position and operating results. Their report is included herein.

     The Audit Committee of the Board of Directors, which is composed solely of Directors who are not employees of the Company, meets with the independent auditors, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The Report of the Audit Committee is included in this proxy statement. Both the independent auditors and internal auditors have direct access to the Audit Committee.

     Management recognizes its responsibility for conducting the Company's activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in key policy statements publicized throughout the Company.

                                             /s/ John Molinelli

                                             John J. Molinelli
                                             Executive Vice President-
January 22, 2001                             Chief Financial Officer

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.

     We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ Ernst & Young LLP


Philadelphia, PA
January 22, 2001

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                   2000             1999           1998
                                                                -------------    -------------  ---------
                                                               (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER
                                                                                SHARE AMOUNTS)

Net sales.........................................................  $ 1,024,660       $  924,797     $  927,474
                                                                    -----------       ----------     ----------
Expenses:
  Cost of sales (excluding depreciation)..........................      761,548         696,011        711,020
  Selling, general and administrative.............................       95,147          79,351         82,089
  Depreciation....................................................       32,075          30,638         29,909
  Nonrecurring charge.............................................           --              --          8,020
                                                                        -------       ---------      ---------
     Total expenses...............................................      888,770         806,000        831,038
                                                                        -------       ---------      ---------
Operating income..................................................      135,890         118,797         96,436
Other income (expenses):
  Interest expense................................................      (29,203)        (24,776)       (23,659)
  Other, net......................................................         (549)            440          4,581
                                                                       --------       ---------      ---------
Income before income taxes........................................      106,138          94,461         77,358
Provision for income taxes........................................       37,606          33,693         26,909
                                                                         ------       ---------      ---------
Income before extraordinary item..................................       68,532          60,768         50,449
Extraordinary loss on early extinguishment of debt, net of taxes..           --              --         (8,710)
                                                                       --------        ---------      ---------
Net income........................................................     $ 68,532       $  60,768      $  41,739
                                                                        =======        =========      =========
Basic earnings (loss) per share:
  Income before extraordinary item................................     $   2.13       $    1.88      $    1.55
  Extraordinary loss on early extinguishment of debt..............           --              --          (0.27)
                                                                       --------        ---------      ---------
  Net income......................................................     $   2.13       $    1.88      $    1.28
                                                                       ========        =========      =========
Diluted earnings (loss) per share:
  Income before extraordinary item................................     $   2.11       $    1.85      $    1.50
  Extraordinary loss on early extinguishment of debt..............           --              --          (0.26)
                                                                       --------        ---------      ---------
  Net income......................................................     $   2.11       $    1.85      $    1.24
                                                                       ========        =========      =========
Average common shares outstanding:
  Basic shares....................................................       32,131          32,297         32,733
                                                                         ======       =========      ==========
  Diluted shares..................................................       32,534          32,925         33,741
                                                                         ======       =========      ==========










                             See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET




                                                                       DECEMBER 31,
                                                                 ------------------------
                                                                    2000          1999
                                                                    ----          ----
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................................$   7,187     $   8,636
  Marketable securities...........................................   8,111         6,764
  Receivables, less allowance for possible losses................. 139,568       112,756
  Inventories..................................................... 129,365       102,396
  Deferred income taxes...........................................  10,516        12,001
  Other current assets............................................   8,353        13,548
                                                                  --------     ---------
     Total current assets......................................... 303,100       256,101
Property, plant and equipment, net................................ 213,955       219,571
Goodwill, net of accumulated amortization......................... 299,479       248,304
Investments and other assets......................................  42,454        44,174
                                                                  --------     ---------

     Total assets................................................$ 858,988     $ 768,150
                                                                 =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings and current portion of long-term debt....$ 127,601     $  99,674
  Accounts payable................................................  87,315        73,377
  Income taxes payable............................................  12,347        17,979
  Accrued liabilities.............................................  70,392        71,706
                                                                  --------     ---------
     Total current liabilities.................................... 297,655       262,736
Long-term debt.................................................... 233,616       231,756
Deferred income taxes.............................................  33,166        27,781
Other long-term liabilities.......................................  13,713        29,661

Stockholders' equity:
  Preferred stock, $0.01 par value; authorized: 5,000,000
     shares; none issued..........................................     --            --
  Common stock, $0.01 par value; authorized: 100,000,000
     shares; issued: 2000 and 1999 -- 33,376,491 shares...........     334           334
  Capital in excess of par value..................................   2,248         2,041
  Retained earnings............................................... 330,696       269,861
  Accumulated other comprehensive losses.......................... (30,165)      (27,395)
  Less: Cost of shares held in treasury: 2000 -- 931,295
     shares; 1999 -- 1,413,502 shares............................. (22,275)      (28,625)
                                                                  --------     ---------
     Total stockholders' equity................................... 280,838       216,216
                                                                  --------     ---------

     Total liabilities and stockholders' equity..................$ 858,988     $ 768,150
                                                                  =========     =========







                             See accompanying notes.

                                  AMETEK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                            YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------------------------------
                                                       2000                           1999                           1998
                                           ----------------------------  -----------------------------  ----------------------------
                                            COMPREHENSIVE  STOCKHOLDERS'  COMPREHENSIVE STOCKHOLDERS'   COMPREHENSIVE  STOCKHOLDERS'
                                               INCOME         EQUITY         INCOME        EQUITY           INCOME         EQUITY
                                                                           (DOLLARS IN THOUSANDS)
CAPITAL STOCK
Preferred Stock, $0.01 par value.........                    $      --                     $    --                         $    --
                                                             ---------                    --------                          -------
Common Stock, $0.01 par value
  Balance at the beginning of the year...                          334                         334                             332
  Shares issued, net of common stock
  retirement.............................                           --                          --                               2
                                                             ---------                    --------                         --------
    Balance at the end of the year.......                          334                         334                             334
                                                             ---------                    --------                         --------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at the beginning of the year...                        2,041                       4,727                           3,146
  Employee stock option, savings and
  award plans...........................                           207                      (2,686)                          1,581
                                                             ---------                    --------                         -------
    Balance at the end of the year.......                        2,248                       2,041                           4,727
                                                             ---------                    --------                         -------
RETAINED EARNINGS
  Balance at the beginning of the year...                      269,861                     216,837                         182,935
  Net income.............................     $ 68,532          68,532      $ 60,768        60,768         $ 41,739         41,739
                                               -------                      --------                       --------
  Cash dividends paid....................                       (7,697)                     (7,744)                         (7,837)
                                                             ---------                    --------                         --------
    Balance at the end of the year.......                      330,696                     269,861                         216,837
                                                             ---------                    --------                         --------
ACCUMULATED OTHER COMPREHENSIVE LOSSES(1)
Foreign currency translation:
  Balance at the beginning of the year....                     (26,292)                    (16,277)                        (20,246)
  Translation adjustments.................      (4,175)         (4,175)      (10,015)      (10,015)           3,969          3,969
                                                             ---------                    --------                         --------
    Balance at the end of the year........                     (30,467)                    (26,292)                        (16,277)
                                                             ---------                    --------                         --------
Minimum pension liability adjustment:
  Balance at the beginning of the year....                        (280)                     (4,012)                         (1,909)
  Adjustments during the year.............         111             111         3,732         3,732           (2,103)        (2,103)
                                                             ---------                    --------                         --------
      Balance at the end of the year......                        (169)                       (280)                         (4,012)
                                                             ---------                    --------                         --------
Valuation adjustments for marketable
securities and other:
  Balance at the beginning of the year....                        (823)                       (575)                            268
  Increase (decrease) in marketable              1,294           1,294          (248)         (248)          (1,018)        (1,018)
  securities(2)...........................
  Other...................................          --              --            --            --              175            175
                                                ------                       --------                       --------
    Net change in marketable securities
    and other.............................       1,294                          (248)                          (843)
                                                ------        ---------      --------     --------          --------       --------
    Balance at the end of the year........                         471                        (823)                           (575)
                                                              ---------                   --------                         --------
    Total other comprehensive (loss)
    income for the year...................      (2,770)                       (6,531)                         1,023
                                                ------                       --------                       --------
    Total comprehensive income for the
    year..................................    $ 65,762                      $ 54,237                       $ 42,762
  Accumulated other comprehensive loss        ========                      ========                       ========
   at the end of the year.................                     (30,165)                    (27,395)                        (20,864)
                                                              ---------                   --------                         --------
TREASURY STOCK
  Balance at the beginning of the year.....                    (28,625)                    (26,985)                         (5,479)
  Employee stock option, savings and                             7,961                       7,641                           6,493
  award plans..............................
  Purchase of treasury stock...............                     (1,611)                     (9,281)                        (27,999)
                                                             ---------                    --------                         --------
    Balance at the end of the year.........                    (22,275)                    (28,625)                        (26,985)
                                                             ---------                    --------                         --------
      Total Stockholders' Equity...........                  $ 280,838                    $216,216                        $174,049
                                                             =========                    ========                         ========

--------------

     (1) Amounts presented are net of tax based on an average effective tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

     (2) Includes reclassification adjustment for gains included in net income for 2000, 1999, and 1998 of $0.3 million, $0.1 million, and $1.2 million, respectively.


                             See accompanying notes.

                                  AMETEK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                YEARS ENDED DECEMBER 31,
                                                                            2000           1999          1998
                                                                            ----           ----          ----
                                                                                 (DOLLARS IN THOUSANDS)
CASH PROVIDED BY (USED FOR):

Operating activities:
  Income before extraordinary item....................................   $  68,532      $  60,768      $  50,449
  Adjustments to reconcile income before extraordinary
     item to net cash provided by operating activities:
     Depreciation and amortization....................................      43,257         39,624         38,369
     Deferred income taxes............................................       6,430          5,118         (1,692)
     Changes in assets and liabilities (net of acquisitions):
       (Increase) decrease in receivables.............................     (16,782)        (7,008)        10,953
       (Increase) decrease in inventories and other current assets....      (6,622)           (68)         3,085
       (Decrease) increase in payables, accruals, and income taxes....      (4,390)        (6,861)       (20,657)
       (Decrease) increase in other long-term liabilities.............     (14,866)         1,568         (3,340)
     Other............................................................       3,165         (6,572)         1,219
                                                                            ------      ---------      ---------
     Cash provided by operating activities before sale of
       accounts receivable............................................      78,724         86,569         78,386
     Increase in accounts receivable sold.............................       1,000         44,000            --
                                                                            ------      ---------      --------

     Total operating activities.......................................      79,724        130,569         78,386
                                                                            ------      ---------      ---------

Investing activities:
  Additions to property, plant and equipment..........................     (29,554)       (30,331)       (49,841)
  Purchase of businesses..............................................     (81,017)      (147,470)      (115,380)
  Proceeds from sale of assets........................................       3,314         29,515          4,770
  Increase in marketable securities and other.........................        (143)           255         (3,038)
                                                                           -------      ---------      ---------

     Total investing activities.......................................    (107,400)      (148,031)      (163,489)
                                                                          --------      ---------      ---------

Financing activities:
  Net change in short-term borrowings.................................      25,154         37,820         51,023
  Additional long-term borrowings.....................................       3,003          5,201        225,000
  Reduction in long-term borrowings...................................        (271)       (14,309)      (136,948)
  Debt prepayment premium and new debt issuance costs.................          --             --        (16,829)
  Repurchases of common stock.........................................      (1,611)        (9,281)       (27,999)
  Cash dividends paid.................................................      (7,697)        (7,744)        (7,837)
  Proceeds from stock options.........................................       7,649          4,541          4,793
  Other...............................................................          --            102          2,984
                                                                            ------      ---------      ---------

     Total financing activities.......................................      26,227         16,330         94,187
                                                                            ------      ---------      ---------

(Decrease) increase in cash and cash equivalents......................      (1,449)        (1,132)         9,084
Cash and cash equivalents:
  Beginning of year...................................................       8,636          9,768            684
                                                                             -----      ---------      ---------
  End of year.........................................................   $   7,187      $   8,636      $   9,768
                                                                            ======      =========      =========



                             See accompanying notes.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

     The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Cash Equivalents, Securities, and Other Investments

     All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2000 and 1999, all of the Company's equity securities and fixed income securities (primarily those of a captive insurance subsidiary) are considered available-for-sale. The aggregate market value of such securities at December 31, 2000 and 1999 was: 2000 -- $16.4 million ($16.0 million amortized cost) and 1999 -- $14.5 million ($16.1 million amortized cost). The Company's other investments are accounted for by the equity method.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) value over the LIFO value at December 31, 2000 and 1999 was $31.6 million and $33.2 million, respectively.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

Revenue Recognition

     The Company generally recognizes revenue when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. The aggregate provisions for estimated warranty costs (not significant in amount) are recorded at the time of sale and periodically adjusted to reflect actual experience.

Research and Development

     Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2000-$23.8 million, 1999-$21.6 million, and 1998-$23.4 million.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Earnings Per Share

     The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share reflect the effect of all potentially dilutive securities (primarily outstanding common stock options). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

                                                          2000      1999       1998
                                                          ----      ----       ----
                                                               (IN THOUSANDS)
        Weighted average shares:

          Basic........................................   32,131     32,297     32,733
          Stock option and award plans.................      403        628     1,008
                                                          ------     ------     ------
          Diluted......................................   32,534     32,925     33,741
                                                          ======     ======     ======

Foreign Currency Translation

     Assets and liabilities of foreign operations are translated by using exchange rates in effect at the balance sheet date, and their results of operations are translated by using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Gains and losses from those transactions are included in operating results for the year.

Derivative Financial Instruments

     The Company makes limited use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. Interest rate swap and cap agreements are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company's exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt, and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest costs. No gains or losses are recorded. There were no interest rate swap or cap agreements in place during 2000. Foreign currency option contracts, foreign currency exchange contracts, and foreign currency swap agreements may be entered into to mitigate the translation exposure from investments in certain foreign subsidiaries. Realized and unrealized gains and losses from these instruments are recognized when the underlying hedged instrument is settled. Foreign currency forward contracts are entered into to from time-to-time to hedge specific firm commitments for certain export sales, thereby minimizing the Company's exposure to foreign currency fluctuation. These contracts are entered into for periods generally not to exceed one year. Unrealized gains and losses from these contracts are deferred and are recognized in operations as the related sales and purchases occur. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist, or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item. There are no carrying amounts related to the above derivative financial instruments in the consolidated balance sheet and the Company had no significant derivatives outstanding at December 31, 2000 and 1999.

Intangible Assets

     The excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis primarily over a 30 year period. The Company reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If such an event occurred, the Company would prepare projections of future cash flows for the applicable business. If such projections indicated that goodwill would not be recoverable, the Company's carrying value of such assets would be reduced by the estimated excess of such value over projected discounted cash flow. Patents are being amortized on a straight-line basis over their estimated useful lives of 9 to 17 years. Other acquired intangibles are being amortized on a straight-line basis over their estimated useful lives of 5 to 30 years.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Reclassifications

     Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2. NONRECURRING CHARGE

     Included in the 1998 results of operations is a pretax nonrecurring charge of $8.0 million ($4.8 million after-tax, or $0.14 per diluted share) incurred in the fourth quarter of 1998 for costs associated with initiatives the Company undertook to lower its cost structure. The initiatives included: the closure and consolidation of certain of the Company's Electromechanical Group's (EMG) motor plants in Europe ($2.7 million), the transition of some of EMG's U.S. motor production to a lower cost facility in Reynosa, Mexico ($1.5 million), selected workforce reductions, and other initiatives to maximize operating efficiencies, mostly within the Electronic Instruments Group (EIG) ($3.8 million). As of December 31, 2000, all actions under these initiatives were completed.

3. ACQUISITIONS

     In 2000, the Company made two acquisitions. In August 2000, the Company acquired the assets of certain businesses of Prestolite Electric Incorporated. The acquired businesses consist of Prestolite's Switch Division, its Industrial Battery Charger business, and its Direct-Current (DC) motor business, which are now a part of the Electromechanical Group. Additionally, in September 2000, the Company acquired the assets of Rochester Instrument Systems, a leading supplier for the electric power generation market, which is now a part of the Electronic Instruments Group. The aggregate purchase price paid for the 2000 acquisitions was $81 million in cash, subject to adjustment for finalization of the value of the net assets acquired.

     In 1999, the Company made four acquisitions, which operate as part of the Electronic Instruments Group. On January 4, 1999, the Company acquired all of the outstanding shares of National Controls Corporation, a leading U.S. manufacturer of electronic instruments and controls for food service equipment. On April 30, 1999, the Company acquired substantially all of the assets of Gulton-Statham Transducers, a leading manufacturer of high-accuracy electronic pressure transmitters and transducers for the aerospace and industrial markets, from Mark IV Industries, Inc. On July 30, 1999, the Company acquired Patriot Sensors and Controls Corporation, a leading manufacturer of position sensors, tank gauges and aviation transducers, from First Atlantic Capital, Ltd. These products are used in a wide range of industrial and aerospace applications. Finally, on December 2, 1999, the Company acquired Drexelbrook Engineering Company (Drexelbrook). Drexelbrook designs and manufactures point level and continuous level measurement and control devices and flow measurement instrumentation. These instruments are used in a variety of end markets, including chemical, petrochemical, pharmaceutical, food and beverage, pulp and paper, water and wastewater. The aggregate purchase price paid for the 1999 acquisitions was $147.5 million.

     In January 1998, the Company acquired Rotron, Inc., a manufacturer of electric motors, fans and motor-blowers, from EG&G Holdings, Inc. In April 1998, the Company acquired the Western Research business unit of BOVAR, Inc. Western Research is a manufacturer of gas analysis instrumentation for industrial process control and air emissions monitoring. In July 1998, the Company acquired the assets of Darmet Corporation, a manufacturer of specialty wire alloys for electrical and electronics-related applications. The aggregate purchase price of the 1998 acquisitions was $115.4 million in cash.

     As of the closing dates, the Company also recorded liabilities for certain estimated future pension obligations, and for certain other personnel-related costs associated with the relocation and consolidation of certain operations of the acquired businesses.

     All of the above acquisitions were accounted for by the purchase method, and accordingly, the results of their operations are included in the Company's consolidated results from their respective dates of acquisition. The estimated goodwill acquired with these businesses is being amortized on a straight-line basis over thirty years.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Had the 2000 acquisitions been made at the beginning of 1999, proforma net sales for 2000 and 1999 would have been $1,085.4 million and $1,022.3 million. Proforma net income and diluted earnings per share for 2000 or 1999 would not have been materially different than those reported.

4. OTHER BALANCE SHEET INFORMATION

                                                               2000        1999
                                                            ---------   -----------
                                                                   (IN THOUSANDS)
INVENTORIES
  Finished goods and parts...............................   $   22,879   $   18,749
  Work in process........................................       31,020       26,904
  Raw materials and purchased parts......................       75,466       56,743
                                                            ----------   ----------
                                                            $  129,365   $  102,396
                                                            ==========   ==========
PROPERTY, PLANT AND EQUIPMENT, at cost
  Land...................................................   $    9,138   $    7,753
  Buildings..............................................      105,335      103,405
  Machinery and equipment................................      414,048      405,622
                                                               -------   ----------
                                                               528,521      516,780
  Less accumulated depreciation..........................     (314,566)    (297,209)
                                                              --------   ----------
                                                            $  213,955   $  219,571
                                                            ==========   ==========

GOODWILL, at cost........................................   $  327,320   $  266,377
Less accumulated amortization............................      (27,841)     (18,073)
                                                               -------   ----------
                                                            $  299,479   $  248,304
                                                            ==========   ==========
INVESTMENTS & OTHER ASSETS Other intangibles, at cost:
  Patents................................................   $   21,448   $   21,448
  Other acquired intangibles.............................       47,513       47,513
  Less accumulated amortization..........................      (64,701)     (63,541)
                                                               -------   ----------
                                                                 4,260        5,420
  Investments............................................       15,727       16,035
  Other..................................................       22,467       22,719
                                                                ------   ----------
                                                            $   42,454   $   44,174
                                                            ==========   ==========
ACCRUED LIABILITIES
  Accrued employee compensation and benefits.............   $   27,968   $   26,412
  Other..................................................       42,424       45,294
                                                                ------   ----------
                                                            $   70,392   $   71,706
                                                            ==========   ==========


                                                                             2000        1999        1998
                                                                           --------    --------    ------
                                                                                      (IN THOUSANDS)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND
  NOTES RECEIVABLE
  Balance at beginning of year......................................        $3,994     $  4,580     $3,932
    Additions charged to expense....................................           264           43        429
    Recoveries credited to allowance................................            43          100         51
    Write-offs......................................................          (157)      (1,119)       (85)
    Allowance acquired with new businesses..........................           214          502        210
    Currency translation adjustment and other.......................           (40)        (112)        43
                                                                               ---     --------     ------
    Balance at end of year..........................................        $4,318     $  3,994     $4,580
                                                                            ======     ========     ======

5. ACCOUNTS RECEIVABLE SALES

     On October 1, 1999, the Company entered into an accounts receivable sale agreement through a wholly-owned, special purpose subsidiary with a bank whereby it can sell to a third party up to $50 million of its trade accounts receivable. The Company's retained interest in the associated receivables, which represents its subordinated interest in the receivables sold to the special purpose subsidiary that have not subsequently been sold to the third party, is reflected as a component of accounts receivable in the Company's consolidated balance sheets. The balance of the retained interest was $29.6 million and $26.2 million at December 31, 2000 and 1999, respectively. Proceeds from the initial sale of accounts receivable in 1999 were used to reduce short-term borrowings outstanding under the Company's revolving bank credit agreement. The special purpose subsidiary uses collections on previously purchased

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interests to acquire additional interests in new eligible receivables from the Company. The Company remains responsible for servicing the underlying accounts receivable for which it receives an adequate service fee as compensation. The Company estimates the fair value of its retained interests by considering the present value of future cash flows from the retained interest and expected credit losses in both the pool of receivables making up the retained interest and the pool of receivables sold to the third party. Due to the short period of time over which cash flows from the retained interest are expected to be realized (based on an average collection cycle of 60 days), the cost basis of the underlying receivables approximates fair value, less an associated allowance for doubtful accounts. A hypothetical 10% or greater adverse change in either the discount rate used to calculate the present value of future cash flows or the collection cycle would not materially affect the fair value of the retained interest. During 2000, the Company sold to its special purpose subsidiary $541.7 million in net receivables throughout the year and made collections on these receivables, net of a servicing fee, of $537.3 million. Accounts receivable sold to third parties as of December 31, 2000 and 1999 were $45 million and $44 million, respectively. The costs associated with the sale of accounts receivable, which are included in interest expense, were $3 million in 2000 and $1 million in 1999.

6. LONG-TERM DEBT

     At December 31, 2000 and 1999, long-term debt consisted of the following:

                                                                     DECEMBER 31,
                                                                 2000            1999
                                                              ----------      -------
                                                                    (IN THOUSANDS)

     7.20% Senior Notes due 2008........................      $ 225,000        $225,000
     Other, Principally Foreign.........................          9,938           6,872
                                                               ---------       ---------
                                                                234,938         231,872
     Less: current portion..............................         (1,322)           (116)
                                                               ---------       ---------
          Total long-term debt..........................       $233,616         $231,756
                                                               =========       =========

     Maturities of long-term debt outstanding at December 31, 2000 are as follows: $3.0 million in 2002; $2.2 million in 2003; $1.9 million in 2004; and $226.5 million in 2005 and thereafter. On July 17, 1998 the Company issued, through a private placement, $225 million principal amount of 7.20% Senior Notes due July 15, 2008. The Senior Notes were priced at a discount to yield of 7.241% to maturity.

     In connection with the early retirement of $136.2 million of senior notes in 1998, an extraordinary after-tax charge of $8.7 million, or $0.26 per diluted share, was recorded net of tax benefits totaling $5.1 million.

     At, December 31, 2000, the Company had a $195 million revolving Bank Credit Agreement that matures in 2002. Interest rates on outstanding loans under the Bank Credit Agreement are based on the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 2000, the Company had $114 million in revolving credit loans outstanding at a blended rate of 7.40%, all of which are included in short-term borrowings at year-end.

     The Bank Credit Agreement was amended in 1999, to change restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Bank Credit Agreement places certain restrictions on cash payments, including the payment of dividends. At December 31, 2000, retained earnings of approximately $18.2 million were not subject to the dividend limitation.

     Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $37.7 million, of which $22.2 million was outstanding at December 31, 2000. The weighted average interest rate on total debt outstanding at December 31, 2000 was 7.31%. The Company also had outstanding letters of credit totaling $14.3 million at December 31, 2000.

7. STOCKHOLDERS' EQUITY

     In 2000, the Company repurchased 83,500 shares of its common stock, under its current share repurchase authorization at a total cost of $1.6 million. This compares with repurchases of 492,000 shares at a total cost of $9.3 million in 1999. At December 31, 2000, approximately $27 million of the current $50 million authorization was unexpended.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company has a Shareholder Rights Plan, under which the Company's Board of Directors declared a dividend of one Right for each share of Company common stock owned. The Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled to (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

8. STOCK OPTION AND AWARD PLANS

     In 1999, the Company adopted the 1999 Stock Incentive Plan ("the 1999 Plan"). The 1999 Plan provided for the grant of up to 2.0 million shares of common stock to eligible employees and nonemployee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company's 1997 Stock Incentive Plan permitted the grant of up to 3.8 million shares of common stock. Stock options may be granted as non-qualified stock options or as incentive stock options under the Internal Revenue Code of 1986.

     Restricted stock awards of the Company's common stock are made to eligible employees and nonemployee directors at such cost to the recipient as the stock option committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the recipient at the date of grant, is charged to stockholders' equity and is included in treasury stock. Unearned compensation is amortized to expense over the periods until the restrictions lapse. In December 2000, the Company awarded 150,000 shares of restricted stock. The expense related to the restricted stock award was immaterial in 2000. The Company did not grant any restricted stock in 1999 or 1998.

     In 2000, the Company reserved 14,600 shares, net of share adjustments for terminations, under a Supplemental Executive Retirement Plan ("SERP"), bringing the total number of shares reserved to 94,100 shares. Charges to expense under the SERP are considered pension expense (see Note 11), with the offsetting credit reflected in stockholders' equity.

     At December 31, 2000, 4,259,584 (4,842,758 in 1999) shares of common stock were reserved for issuance, (including stock options outstanding), under the 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four-to-ten-year-periods from dates of grant. The Company had no stock appreciation rights outstanding at December 31, 2000 or 1999. Stock appreciation rights, when issued, are exercisable for cash and/or shares of the Company's common stock when the related option is exercised. A charge to income, not significant in amount, is made for these rights and certain related options.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                               2000                          1999                           1998
                                   ------------------------------ ----------------------------------------------------------
                                                      PRICE                        PRICE                            PRICE
                                      SHARES          RANGE         SHARES         RANGE             SHARES         RANGE
                                   ----------    ---------------- -----------   ----------------    ----------  --------------
Outstanding at beginning of year    2,907,991    $10.92 -- $30.34  2,687,031    $10.92 -- $30.34     2,601,564  $ 9.73 --$23.78

Granted.......................        566,150    $19.94 -- $24.44    717,400    $18.78 -- $24.84       593,600  $25.69 --$30.34

Exercised.....................       (433,174)   $10.92 -- $20.00   (377,260)   $11.60 -- $22.00      (417,653) $ 9.73 --$18.10

Canceled......................        (84,372)   $14.15 -- $30.34   (119,180)   $14.15 -- $30.34       (90,480) $11.60 --$28.63
                                    ----------   ----------------   ---------   -----------------    ---------- ---------------

Outstanding at end of year....       2,956,595   $11.60 -- $30.34   2,907,991   $10.92 --  $30.34    2,687,031  $10.92 --$30.34
                                     =========   ================   =========   =================    ========== ==============

Exercisable at end of year....       1,634,903   $11.60 -- $30.34   1,628,799   $10.92 --  $30.34    1,570,966  $10.92 --$23.78
                                     =========   ================   =========   =================    ========== ===============

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following table summarizes information pertaining to the Company's stock options outstanding at December 31, 2000:

                                                                     WEIGHTED
                                                         WEIGHTED     AVERAGE                       WEIGHTED
                       RANGE OF                           AVERAGE    REMAINING                       AVERAGE
                       EXERCISE           OPTIONS        EXERCISE   CONTRACTUAL      OPTIONS        EXERCISE
                        PRICES          OUTSTANDING        PRICE       LIFE        EXERCISABLE        PRICE
                        ------          -----------     ---------  -----------    ------------     --------

                   $11.60 -- $18.20      1,222,645       $ 13.90       3.8          1,215,133       $ 13.87
                   $18.21 -- $24.27        997,600       $ 20.26       5.8            131,050       $ 20.48
                   $24.28 -- $30.34        736,350       $ 27.97       4.9            288,720       $ 28.88
                                        ----------       -------       ---            -------       -------
                                         2,956,595       $ 19.55       4.7          1,634,903       $ 17.05
                                        ==========       =======       ===        ===========       =======


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had compensation expense for such plans been determined in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" pro forma net income and related per share amounts for the years ended December 31, 2000, 1999, and 1998 would have been as follows:

                                                                                 2000          1999          1998
                                                                                 ----          ----          ----
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Net income:
   As reported............................................................      $ 68,532     $ 60,768      $ 41,739
   Pro forma..............................................................        66,452       58,838        40,120
 Net income per share:
   Basic:
      As reported.........................................................      $   2.13     $   1.88      $   1.28
      Pro forma...........................................................          2.07         1.82          1.23
   Diluted:
      As reported.........................................................          2.11         1.85          1.24
      Pro forma...........................................................          2.07         1.82          1.23

     The weighted average fair value of each option grant on the grant date was $7.18 for 2000, $6.65 for 1999, and $8.41 for 1998. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

                                                                              2000         1999          1998
                                                                             ------       ------        -----
Expected life (years).......................................................   5.0          5.0           5.0
Expected volatility.........................................................  30.8%        28.0%         24.5%
Dividend yield..............................................................   1.2%         1.2%          0.8%
Risk-free interest rate.....................................................   6.61%        5.58%         4.79%

9. LEASES

     Minimum aggregate rental commitments under noncancelable leases in effect at December 31, 2000 (principally for production and administrative facilities and equipment) amounted to $19.1 million consisting of annual payments of $4.7 million in 2001, $3.2 million in 2002, $2.5 million in 2003, $2.0 million in 2004, $1.4 million in 2005 and $5.3 million in 2006 and thereafter. Rental expense was $8.1 million in 2000, $6.9 million in 1999 and $6.7 million in 1998.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. INCOME TAXES

     The components of income before income taxes and the details of the provision for income taxes are as follows:

                                                                            2000        1999        1998
                                                                         ---------   ---------   -------
                                                                                   (IN THOUSANDS)
  Income before income taxes:
    Domestic..................................................           $  97,302    $85,797     $69,072
    Foreign...................................................                          8,664       8,286
                                                                         --------     -------     -------
                                                                             8,836
       Total..................................................           $ 106,138    $94,461     $77,358
                                                                         =========    =======     =======
  Provision for income taxes:
    Current:
       Federal................................................           $  26,995    $26,421     $23,965
       Foreign................................................               2,390      5,899       2,335
       State..................................................               1,541       (136)      3,849
                                                                         ---------    -------     -------
         Total current........................................              30,926     32,184      30,149
                                                                         ---------    -------     -------
  Deferred:
    Federal...................................................               4,733      2,477      (2,148)
    Foreign...................................................               1,230     (1,541)       (807)
    State.....................................................                 717        573        (285)
                                                                         ---------    -------     -------
         Total deferred.......................................               6,680      1,509      (3,240)
                                                                         ---------    -------     -------
         Total provision......................................           $  37,606    $33,693     $26,909
                                                                         =========    =======     =======


     Significant components of the Company's deferred tax (asset) liability as of December 31 are as follows:

                                                                                  2000          1999
                                                                               ---------      -------
                                                                                    (IN THOUSANDS)
 Current deferred tax asset:
   Reserves not currently deductible......................................     $  (7,101)    $  (7,587)
   Other..................................................................        (3,415)       (4,414)
                                                                               ---------      --------
      Net current deferred tax asset......................................       (10,516)      (12,001)
 Noncurrent deferred tax (asset) liability:
   Differences in basis of property and accelerated
      Depreciation........................................................        18,709        15,774
   Purchased tax benefits.................................................         5,434         7,102
   Reserves not currently deductible......................................        (5,737)       (8,518)
   Other..................................................................        14,760        13,423
                                                                               ---------     --------
      Noncurrent deferred tax liability...................................        33,166        27,781
                                                                               ---------     ---------
      Net deferred tax liability..........................................     $  22,650     $  15,780
                                                                               =========     =========

     The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                                       2000     1999       1998
                                                                      ------   ------     -----
Statutory rate................................................         35.0%    35.0%      35.0%
State income taxes, net of federal income tax benefit(a)......          1.4      0.3        3.0
Foreign Sales Corporation (FSC) tax credit....................         (3.3)    (3.0)      (3.7)
Differences between U.S. and foreign tax rates................          1.0      1.8        1.6
Goodwill amortization.........................................          2.2      1.9        1.4
Other(b)......................................................         (0.9)    (0.3)      (2.5)
                                                                       ----     ----      -----
                                                                       35.4%    35.7%      34.8%
                                                                       =====    =====      =====

----------------

(a) Years 2000 and 1999 include the reversal of certain prior years' excess state income tax accruals.

(b) Year 1998 includes favorable foreign tax adjustments relating to prior years.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     At December 31, 2000, the Company had available net operating loss carryforwards of approximately $8.1 million to offset future taxable income. The carryforwards, from a subsidiary acquired in 1999, will expire in 2005 through 2019.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $50.8 million at December 31, 2000. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

11. RETIREMENT AND PENSION PLANS

     The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U.S. salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company's funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits in accordance with the funding requirements of federal law and regulations. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as the Company's common stock, the investment in which is not material to total plan assets.

     The Company's retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under this retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee's salary. Employees of certain of the Company's foreign operations participate in various local plans that in the aggregate are not significant.

     Effective May 1, 1999, the Company adopted a savings plan for its acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant's base compensation.

     The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits the executive would have been provided under the Company's primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company's common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following table provides a reconciliation of the changes in benefit obligations and fair value of plan assets for the defined benefit plans for 2000 and 1999:

                                                                                        2000          1999
                                                                                        ----          ----
                                                                                          (IN THOUSANDS)
 Change in benefit obligation
 Net benefit obligation at beginning of period                                      $ 253,672      $263,008
 Service cost.........................................................                  4,918         5,810
 Interest cost........................................................                 19,410        18,279
 Plan amendments......................................................                  1,241           650
 Actuarial gain.......................................................                 (4,429)      (18,273)
 Benefits paid........................................................                (16,644)      (15,802)
                                                                                      -------        -------
   Net benefit obligation at end of period............................               $258,168      $253,672
                                                                                     ========       =========

 Change in plan assets
 Fair value of plan assets at beginning of period.....................              $ 291,158      $265,681
 Actual return on plan assets.........................................                 38,162        40,587
 Employer contributions...............................................                  1,296           692
 Benefits paid........................................................                (16,644)      (15,802)
                                                                                      -------     ----------
   Fair value of plan assets at end of period                                        $313,972      $291,158
                                                                                    =========     ==========

     The following table provides aggregate information for pension plans with accumulated benefits in excess of plan assets:

                                                                                      2000         1999
                                                                                    --------      ------
                                                                                         (IN THOUSANDS)

 Projected benefit obligation.........................................              $  4,071       $7,961
 Accumulated benefit obligation.......................................                 4,071        7,961
 Fair value of plan assets............................................                     0        3,633

     The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2000 and 1999:

                                                                                       2000           1999
                                                                                    ---------      -------
                                                                                         (IN THOUSANDS)
 Funded status asset (liability)
 Funded status at December 31.........................................              $  55,805      $  37,486
 Unrecognized net actuarial gain......................................                (40,942)       (24,659)
 Unrecognized prior service cost......................................                  3,611          3,082
 Unrecognized net transition asset....................................                   (908)        (1,490)
                                                                                    ---------      ---------
   Net amount recognized at December 31...............................              $  17,566      $  14,419
                                                                                    =========      =========

 Balance sheet asset (liability)
 Prepaid benefit cost.................................................              $  22,402      $  20,682
 Accrued benefit liability............................................                 (4,836)        (6,263)
 Additional minimum liability.........................................                   (397)          (919)
 Intangible asset.....................................................                    137            489
 Accumulated other comprehensive income (before deferred tax
   benefit)...........................................................                    260            430
                                                                                    ---------      ---------
   Net amount recognized at December 31...............................              $  17,566      $  14,419
                                                                                    =========      =========

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following table provides the components of net periodic benefit cost charged to income for the three years ended December 31, 2000:

                                                                           2000          1999        1998
                                                                        ---------     ---------   -------
                                                                                   (IN THOUSANDS)
 Defined benefit plans:
   Service cost for benefits earned during the period                   $   4,918     $   5,810   $   6,498
   Interest cost on projected benefit obligation                           19,410        18,278      17,732
   Expected return on plan assets...............................          (26,192)      (23,875)    (24,288)
   Net amortization.............................................              (45)          323         233
                                                                        ---------     ---------   ---------
      Net pension (income) cost.................................           (1,909)          536         175
 Other plans:
   Defined contribution plans...................................            1,960         2,439       1,747
   Supplemental retirement plans................................              517           312         301
   Foreign plans and other......................................              801           728       1,234
                                                                        ---------     ---------   ---------
      Total other plans.........................................            3,278         3,479       3,282
                                                                        ---------     ---------   ---------
        Net pension cost........................................        $   1,369     $   4,015   $   3,457
                                                                        =========     =========   =========

     Assumptions used in accounting for the defined benefit plans as of December 31 of each year (based on a measurement date of October 1) were:

                                                                         2000       1999      1998
                                                                        ------     ------    -----
 Discount rate used in determining present values.................      8.00%      7.75%     7.00%
 Annual rate of increase in future compensation levels............      4.75%      4.75%     4.25%
 Expected long-term rate of return on plan assets.................      9.25%      9.25%     9.25%

     Effective October 1, 1999, the Company adopted a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest bearing fund, benefits from which are payable out of the general assets of the Company, or (b) a fund which invest in shares of the Company's common stock on behalf of the employee. The amount deferred under the plan at December 31, 2000 is not significant. Initial employee deferrals began January 1, 2000. Administrative expense for the plan is borne by the Company and is not significant.

     The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, are accounted for on the accrual basis of accounting.

12. FINANCIAL INSTRUMENTS

     The Company makes limited use of derivative financial instruments, and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

     Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on the Company's borrowings. Accordingly, the Company may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. In 2000, the Company did not enter into any such agreements and none are outstanding at December 31, 2000.

     Cross currency and interest rate agreements may be used to hedge a portion of the Company's net investment in certain foreign subsidiaries. At December 31, 2000 and 1999, the Company was party to one such agreement, whereby the Company agreed to swap British pounds for an equivalent amount of U.S. dollars totaling $3.8 million. The agreement provides for the Company to make a fixed interest rate payment while receiving interest at floating rates. The currency swap agreement was renewed on its August 1999 termination date and now terminates in August 2001. The fair value of this agreement at December 31, 2000 and 1999 was not significant.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Forward currency contracts may be entered into from time-to-time to hedge certain firm export sales commitments denominated in foreign currencies. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers will be adversely affected by changes in exchange rates. At December 31, 2000 and 1999, the Company was not party to any forward currency contracts. The terms of the currency contracts are linked to the firm commitment and generally do not exceed one year. Deferred gains and losses on such contracts, which are not significant, are recognized in operations as the related sales and purchases occurred.

     The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 2000 and 1999. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2000 and 1999 in the accompanying balance sheet.

                                                                            ASSET (LIABILITY)
                                                           ---------------------------------------------------
                                                              DECEMBER 31, 2000            DECEMBER 31, 1999
                                                           ------------------------     ----------------------
                                                           RECORDED        FAIR         RECORDED         FAIR
                                                            AMOUNT         VALUE         AMOUNT          VALUE
                                                                              (IN THOUSANDS)
 Fixed income and equity investments..................     $  15,703    $  15,703     $   16,035     $   16,035
 Short-term borrowings................................     $(126,279)    $(126,279)   $  (99,558)    $  (99,558)
 Long-term debt (including current   portion).........     $(234,938)    $(220,669)    $(231,872)     $(206,391)

     The fair values of fixed income investments are based on quoted market prices. The fair value of equity investments are based on amounts reported by the investee. The fair value of short-term borrowings is based on the carrying value at year-end. The fair value of the Company's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities. The fair value of the currency swap agreement, which is not reflected in the financial statements, is based on quoted market prices for comparable instruments and is not significant.

13. ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

     Included in other income is interest and other investment income of $1.5 million, $2.6 million, and $4.6 million for 2000, 1999, and 1998, respectively. Income taxes paid in 2000, 1999, and 1998 were $33.6 million, $29.0 million, and $25.6 million, respectively. Cash paid for interest was $30.2 million and $24.3 million in 2000 and 1999, respectively. Cash paid for interest in 1998 was $26.3 million, and included $6.6 million for unamortized debt issuance costs related to the Company's 7.20% Senior Notes due 2008. These unamortized costs are included as other assets and are being amortized to interest expense over the life of the 7.20% Senior Notes.

14. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     Descriptive Information About Reportable Segments

     The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company organizes its businesses primarily on the basis of product type, production processes, distribution methods, and management organizations.

     The Electronic Instruments Group produces instrumentation for various electronic applications that service certain types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure-temperature-flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles, as well as instruments for foodservice equipment, and measurement and monitoring instrumentation for various process industries. To a lesser degree, the Group also manufactures high-temperature-resistant and corrosion-resistant materials, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Electromechanical Group produces air-moving electric motors and motor-blower systems for manufacturers of floor-care appliances and outdoor power equipment, fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products. Sales of electric motors, blowers, and fans represented 42.2% in 2000, 43.8% in 1999, and 47.8% in 1998 of the Company's consolidated net sales.


     Measurement of Segment Results

     Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment's operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


REPORTABLE SEGMENT FINANCIAL INFORMATION

                                                                      2000         1999         1998
                                                                  -----------   ----------   -------
                                                                              (IN THOUSANDS)
 Net sales:
   Electronic Instruments......................................     $ 509,504    $451,072     $414,202
   Electromechanical...........................................       515,156     473,725      513,272
                                                                      -------   ---------    ---------
      Total Consolidated.......................................    $1,024,660    $924,797     $927,474
                                                                    =========    ========     ========

 Operating income and income before income taxes:(1) Operating income:
      Electronic Instruments....................................       78,771    $ 69,965     $ 55,703
      Electromechanical.........................................       77,560      67,575       62,511
                                                                       ------    --------     --------
        Total segments operating income.........................      156,331     137,540      118,214
      Corporate administrative and other
        expenses................................................      (20,441)    (18,743)     (21,778)
                                                                      -------    --------     --------
   Consolidated operating income................................      135,890     118,797       96,436
   Interest and other expenses, net.............................      (29,752)    (24,336)     (19,078)
                                                                      -------    --------     --------
   Consolidated income before income taxes......................     $106,138    $ 94,461     $ 77,358
                                                                      =======    ========     ========

 Assets:
   Electronic Instruments.......................................     $426,317   $ 386,309    $244,509
   Electromechanical............................................      387,983     332,493     375,985
                                                                      -------    ----------  ---------
        Total segments..........................................      814,300     718,802     620,494
   Corporate....................................................       44,688      49,348      79,331
                                                                       ------    ----------- ----------
        Total Consolidated......................................     $858,988   $ 768,150    $699,825
                                                                      =======    =========   ========

 Additions to property, plant and equipment:(2)
   Electronic Instruments.......................................     $ 10,883    $ 29,323    $ 11,580
   Electromechanical............................................       19,292      17,531      40,198
                                                                       ------    --------    --------
        Total segments..........................................       30,175      46,854      51,778
   Corporate....................................................        3,557       2,398       3,634
                                                                        -----    --------    --------
        Total Consolidated......................................     $ 33,732    $ 49,252    $ 55,412
                                                                       ======    ========    ========

 Depreciation and amortization:
   Electronic Instruments.......................................       18,939    $ 16,132    $ 15,188
   Electromechanical............................................       24,028      22,980      22,761
                                                                       ------    --------    --------
        Total segments..........................................       42,967      39,112      37,949
   Corporate....................................................          290         512         420
                                                                        -----    --------    --------
        Total Consolidated......................................     $ 43,257    $ 39,624    $ 38,369

 ------------

(1) Amounts in 1998 include a non-recurring charge for cost reduction initiatives totaling $8.0 million pretax, consisting of $2.3 million in the Electronic Instruments segment, $5.2 million in the Electromechanical segment, and $0.5 million in Corporate.

(2) Includes $4.2 million in 2000, $18.9 million in 1999, and $5.6 million in 1998 from acquired businesses.

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Geographic Areas

     Information about the Company's operations in different geographic areas for the years ended December 31, 2000, 1999, and 1998 is shown below. Net sales were attributed to geographic areas based on the location of the customer, accordingly, U.S. export sales are reported in international sales.

                                                                    2000           1999         1998
                                                                -----------     ----------   -------
                                                                              (IN THOUSANDS)
 Net sales:
   United States.........................................           $699,713      $622,832      $582,494
                                                                 -----------    ----------      --------
   International(a):
      European Union countries...........................            118,934       123,116       147,300
      Asia...............................................             68,409        57,451        60,693
      Other foreign countries............................            137,604       121,398       136,987
                                                                 -----------    ----------     ---------
        Total international..............................            324,947       301,965       344,980
                                                                 -----------    ----------     ---------
        Total Consolidated...............................        $ 1,024,660      $924,797      $927,474
                                                                 ===========    ==========     =========

 Long-lived assets from continuing operations:
   United States.........................................        $   443,417      $390,749      $283,161
                                                                 -----------    ----------     ---------
   International(b):
      European Union countries...........................             53,229        65,111        72,081
      Asia...............................................              4,710         4,424         4,675
      Other foreign countries............................             20,827        19,811        17,791
                                                                 -----------    ----------    ----------
        Total international..............................             78,766        89,346        94,547
                                                                 -----------    ----------    ----------
        Total Consolidated...............................        $   522,183      $480,095      $377,708
                                                                 ===========    ==========    ==========

 ------------

(a) Includes U.S. export sales of $179.1 million in 2000, $158.5 million in 1999, and $162.6 million in 1998.

(b)  Represents long-lived assets of foreign-based operations only.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                FIRST         SECOND         THIRD         FOURTH          TOTAL
                                               QUARTER        QUARTER       QUARTER        QUARTER         YEAR
                                              ---------      --------       -------        -------         -----
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 2000
 Net sales.............................      $ 255,812       $ 255,504     $ 255,098     $  258,246     $ 1,024,660
 Operating income......................      $  33,887       $  33,770     $  34,106     $   34,127     $   135,890
 Net income............................      $  16,754       $  17,223     $  17,318     $   17,237     $    68,532
 Basic earnings per share:(a)
    Net income.........................      $    0.52      $     0.54     $    0.54     $     0.53     $      2.13
 Diluted earnings per share:(a)
    Net income.........................      $    0.52      $     0.53     $    0.53     $     0.53     $      2.11
 Dividends paid per share..............      $    0.06      $     0.06     $    0.06     $     0.06     $      0.24
 Common stock trading range:(b)
   High................................         22 1/8         21 9/16        22 7/8       26 15/16        26 15/16
   Low.................................         15 1/2          17 1/2        18 1/2             20          15 1/2

                                 AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1999
Net sales................................   $ 230,878       $231,640      $226,258      $  236,021     $  924,797
Operating income.........................   $  29,149       $ 29,584     $  30,518      $   29,546     $  118,797
Net income...............................   $  14,596       $ 15,564     $  15,594      $   15,014     $   60,768
Basic earnings per share:(a)
  Net income.............................   $    0.45       $   0.48      $   0.48      $     0.47     $     1.88
Diluted earnings per share:(a)
  Net income.............................   $    0.45       $   0.47      $   0.47      $     0.46     $     1.85
Dividends paid per share.................   $    0.06       $   0.06      $   0.06      $     0.06     $     0.24
Common stock trading range:(b)
  High...................................     23 1/16         25 3/4        24 5/8          20 1/2          25 3/4
  Low....................................      16 1/2         17 1/2        19 1/4              18          16 1/2

------------

(a) The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company's purchasing shares of its outstanding common stock.

(b)  Trading ranges are based on the New York Stock Exchange composite tape.

16. NEW ACCOUNTING PRONOUNCEMENTS

     In the fourth quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". The SAB summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The adoption of the Bulletin did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

     In September, 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement 125". The Statement requires extensive disclosures about securitizations entered into during the period and retained interests in securitized financial assets at the balance sheet date, accounting policies, sensitivity information relating to retained interests, and cash flows distributed to the transferor. The accounting requirements of Statement 140 are effective for transfers occurring after March 31, 2001. However, the expanded disclosures about securitizations and collateral are effective for fiscal years ending after December 15, 2000. The Company is continuing to study the future impact of adopting the accounting changes of this Statement. The Company adopted the disclosure requirement by the Statement, for fiscal year 2000, which are included in footnote 5 of the financial statements.

     On July 1, 2000, the Company adopted FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". The Interpretation provides guidance on the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees". The adoption of this Interpretation did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement requires recognition of all derivative instruments measured at fair value in the statement of financial position. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB approved a one-year delay in the effective date of this Statement until January 2001.

     In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". This Statement amends Statement No. 133 for certain impractical aspects of the original Statement which were incompatible with many common current hedging approaches. Statement No. 138 is effective simultaneously with Statement No. 133.

     The provisions of SFAS 133 and related amendments and interpretations became effective for the Company beginning January 1, 2001, including the interim periods of that year. Based on the Company's limited use of derivative financial instruments, adoption of these Statements did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

                                  DIRECTIONS TO
                 ANNUAL MEETING OF SHAREHOLDERS OF AMETEK, INC.
                                     HELD AT
                            J. P. MORGAN CHASE & CO.
                                 270 PARK AVENUE
                          11TH FLOOR CONFERENCE CENTER
                               NEW YORK, NY 10017
                                 (212) 270-6000


J. P. Morgan Chase & Co.'s 270 Park Avenue location is in midtown Manhattan and accessible by mass transportation from New York, New Jersey, Connecticut, Long Island and elsewhere. Below are automobile directions:

DIRECTIONS FROM NEW JERSEY
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route:
From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM CONNECTICUT
Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route:
Take 684 South onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM LONG ISLAND
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route:
Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

                           PRINTED ON RECYCLED PAPER.

  This document is printed on recycled paper, which contains at least 10% post consumer waste.

                     NOTIFICATION OF ELECTRONIC AVAILABILITY

     IF YOU WOULD LIKE TO RECEIVE FUTURE NOTIFICATION OF THE AVAILABILITY OF THE PROXY STATEMENT AND ANNUAL REPORT ELECTRONICALLY, PLEASE VISIT WWW.INVESTPOWER.COM. CLICK ON "ENROLL TO RECEIVE MAILINGS VIA E-MAIL" AND REFER TO THE COMPANY NUMBER AND ACCOUNT NUMBER ON TOP OF THE REVERSE SIDE OF THIS CARD.



                         ANNUAL MEETING OF SHAREHOLDERS

     AMETEK, INC.'S ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 3:00 P.M. ON TUESDAY, MAY 22, 2001, AT J. P. MORGAN CHASE & CO., 270 PARK AVENUE, 11TH FLOOR CONFERENCE CENTER, NEW YORK, NEW YORK 10017. PLEASE SEE YOUR PROXY STATEMENT FOR DIRECTIONS SHOULD YOU WISH TO ATTEND THE MEETING.




                                  AMETEK, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank S. Hermance, Donna F. Winquist and Kathryn E. Londra or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Shareholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 22, 2001, at 3:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                         (TO BE SIGNED ON REVERSE SIDE)                    SEE
                                                                         REVERSE
                                                                           SIDE

                        ANNUAL MEETING OF SHAREHOLDERS OF


                                  AMETEK, INC.


                                  MAY 22, 2001

                            PROXY VOTING INSTRUCTIONS


TO VOTE BY INTERNET
PLEASE ACCESS THE WEB PAGE AT WWW.VOTEPROXY.COM AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY MAIL
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.


                                   PLEASE VOTE

     IF YOU VOTE BY INTERNET OR BY TELEPHONE, THERE IS NO NEED TO RETURN YOUR PROXY CARD.


     YOUR CONTROL NUMBER IS   [ARROW]    [                                   ]


               - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------

A [X} PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


                   FOR all nominees        WITHHOLD
                    listed at right    Authority to vote
                  (except as marked    for all nominees
                   to the contrary)     listed at right

1. ELECTION OF
   DIRECTORS             [  ]                [  ]          NOMINEES:
                                                               Lewis G. Cole
                                                               Charles D. Klein

INSTRUCTION:
To withhold authority to vote for any individual nominee, write the name of the nominee(s) on the line below.


____________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2001.

   FOR      AGAINST      ABSTAIN

   [ ]        [ ]          [ ]


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.




_______________________ Date: ___________ , 2001 _______________________________
      SIGNATURE                                    SIGNATURE IF HELD JOINTLY


Date:_________________ , 2001


NOTE: Please sign exactly as your name appears on this card. Indicate your full title if you are signing as an executor, administrator, trustee, etc. If the signer is a corporation, an authorized officer should sign the full corporate name. All owners must sign if shares are held in the name of more than one person.

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF SHAREHOLDERS
                                  AMETEK, INC.

                                  MAY 22, 2001




               - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------

A [X} PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.



                 FOR all nominees           WITHHOLD
                  listed at right      Authority to vote
                 (except as marked      for all nominees
                  to the contrary)       listed at right

1. ELECTION                                                NOMINEES:
   OF                                                          Lewis G. Cole
   DIRECTORS           [  ]                  [  ]              Charles D. Klein


INSTRUCTION: To withhold authority to vote for any individual nominee, write the name of the nominee(s) on the line below.


_________________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2001.

   FOR        AGAINST      ABSTAIN

   [ ]          [ ]          [ ]


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



_______________________ Date:____________  , 2001 _____________________________
      SIGNATURE                                     SIGNATURE IF HELD JOINTLY

Date:________________ , 2001



NOTE:Please sign exactly as your name appears on this card. Indicate your full title if you are signing as an executor, administrator, trustee, etc. If the signer is a corporation, an authorized officer should sign the full corporate name. All owners must sign if shares are held in the name of more than one person.